                                                             EXHIBIT 99(a)(1)(A)

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                               WYANT CORPORATION
                                       AT
                              $4.00 NET PER SHARE
                                       BY
                           PERKINS ACQUISITION CORP.,
                          A WHOLLY OWNED SUBSIDIARY OF
                              PERKINS PAPERS LTD.
        ----------------------------------------------------------------
           THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
               NEW YORK CITY TIME, ON THURSDAY, OCTOBER 5, 2000,
                         UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

    A SUMMARY OF THE PRINCIPAL TERMS OF THE OFFER APPEARS ON PAGES 3 THROUGH 6. YOU SHOULD READ THIS ENTIRE DOCUMENT CAREFULLY BEFORE DECIDING WHETHER TO TENDER YOUR SHARES.

    THE OFFER IS BEING MADE PURSUANT TO THE AGREEMENT AND PLAN OF MERGER DATED AS OF AUGUST 30, 2000, AMONG PERKINS PAPERS LTD., PERKINS ACQUISITION CORP. AND WYANT CORPORATION (THE "COMPANY"). THE BOARD OF DIRECTORS OF THE COMPANY BY UNANIMOUS VOTE OF ALL DIRECTORS PRESENT AT A MEETING HELD ON AUGUST 30, 2000
(I) DETERMINED THAT THE MERGER IS ADVISABLE AND THAT THE TERMS OF THE OFFER AND MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, (II) APPROVED THE OFFER AND THE MERGER AND ADOPTED AND APPROVED THE MERGER AGREEMENT AND (III) RECOMMENDED THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND, IF APPROVAL IS REQUIRED BY APPLICABLE LAW, APPROVE THE MERGER AND APPROVE AND ADOPT THE MERGER AGREEMENT.
                           --------------------------

    THE OFFER IS SUBJECT TO SATISFACTION OF CERTAIN CONDITIONS AS SET FORTH IN THE MERGER AGREEMENT, INCLUDING THE EXPIRATION OF THE APPLICABLE WAITING PERIODS UNDER THE U.S. HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE COMPETITION ACT (CANADA), BUT IS NOT CONDITIONED UPON THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER ANY MINIMUM NUMBER OF SHARES.

    THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   IMPORTANT

    Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (1) complete and sign the Letter of Transmittal (or facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile) and any other required documents to Harris Trust Company of New York (the "DEPOSITARY") and deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal (or such facsimile) or, in the case of a book-entry transfer effected pursuant to the procedures described in Section 2, deliver an Agent's Message (as defined herein) and any other required documents to the Depositary and deliver such Shares pursuant to the procedures for book-entry transfer described in
Section 2, in each case prior to the expiration of the Offer, or (2) request such stockholder's broker, dealer, bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder having Shares registered in the name of a broker, dealer, bank, trust company or other nominee must contact such broker, dealer, bank, trust company or other nominee if such stockholder desires to tender such Shares.

    A stockholder who desires to tender Shares and whose certificates for such Shares are not immediately available or who cannot comply in a timely manner with the procedure for book-entry transfer, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedures for guaranteed delivery described in
Section 2.

    Questions and requests for assistance may be directed to MacKenzie
Partners, Inc. (the "INFORMATION AGENT") at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or any other tender materials may be obtained from the Information Agent or from brokers, dealers, banks, trust companies or other nominees.
                           --------------------------

                    THE INFORMATION AGENT FOR THE OFFER IS:

                                     abcdef

September 8, 2000

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
SUMMARY TERM SHEET..........................................      3

INTRODUCTION................................................      7

THE TENDER OFFER............................................      9
   1. Terms of the Offer....................................      9
   2. Procedures for Tendering Shares.......................     11
   3. Withdrawal Rights.....................................     14
   4. Acceptance for Payment and Payment....................     14
   5. Certain U.S. Federal Income Tax Consequences..........     15
   6. Price Range of the Shares; Dividends on the Shares....     16
   7. Effect of the Offer on the Market for the Shares;
  Nasdaq Listing; Exchange Act
       Registration; Margin Regulations.....................     17
   8. Certain Information Concerning the Company............     18
   9. Certain Information Concerning Parent and the
    Purchaser...............................................     20
  10. Source and Amount of Funds............................     21
  11. Contacts and Transactions with the Company; Background
    of the Offer............................................     21
  12. Purpose of the Offer; the Merger Agreement; the Stock
  Purchase Agreement;
       the Confidential Disclosure and Standstill Agreement;
       Opinion of the Company's Financial Advisor; Plans for
       the Company; Appraisal Rights; Going Private
       Transactions.........................................     22
  13. Dividends and Distributions...........................     32
  14. Certain Conditions of the Offer.......................     32
  15. Certain Legal Matters.................................     33
  16. Fees and Expenses.....................................     36
  17. Miscellaneous.........................................     36

SCHEDULE I-- Executive Officers and Directors of Perkins
            Papers Ltd. ("PARENT"), Perkins Acquisition
            Corp. ("PURCHASER") and Cascades Inc.
            ("CASCADES")....................................    I-1

                               SUMMARY TERM SHEET

    Perkins Acquisition Corp. is offering to purchase all of the outstanding common stock of Wyant Corporation for $4.00 net per share, in cash. The following are some of the questions you, as a stockholder of Wyant Corporation, may have and answers to those questions. We urge you to read carefully the remainder of this offer to purchase and the letter of transmittal because the information in this summary is not complete. Additional important information is contained in the remainder of this offer to purchase and the letter of transmittal.

- WHO IS OFFERING TO BUY MY SHARES?

    Our name is Perkins Acquisition Corp. We are a New York corporation formed for the purpose of making a tender offer for all of the outstanding common stock of Wyant Corporation. We are a wholly owned subsidiary of Perkins Papers Ltd., a Canada corporation. Perkins Papers Ltd. is a subsidiary of Cascades Inc., a Quebec corporation. See "Introduction" and Section 9--"Certain Information Concerning Parent and the Purchaser"--of this offer to purchase.

- WHAT SHARES ARE BEING SOUGHT IN THE OFFER?

    We are seeking to purchase all of the outstanding shares of common stock of Wyant Corporation. See "Introduction" and Section 1--"Terms of the Offer"--of this offer to purchase.

- HOW MUCH ARE YOU OFFERING TO PAY, WHAT IS THE FORM OF PAYMENT AND WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

    We are offering to pay $4.00 per share, net to you, in cash. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See "Introduction" and Section 1--"Terms of the Offer"--of this offer to purchase.

- DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

    Perkins Papers Ltd., our parent company, will provide us with sufficient funds to acquire all tendered shares and any shares to be acquired in the merger that is expected to follow the successful completion of the offer. The offer is not conditioned upon any financing arrangements. See Section 10--"Source and Amount of Funds"--of this offer to purchase.

- IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

    We do not think our financial condition is relevant to your decision whether to tender shares and accept the offer because:

    - the offer is being made for all outstanding shares solely for cash,

    - the offer is not subject to any financing condition, and

    - if we consummate the offer, we will acquire all remaining shares for the same cash price in the merger.

- HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

    You will have until 12:00 midnight, New York City time, on Thursday, October 5, 2000, to tender your shares in the offer, unless the expiration date of the offer is extended. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this offer to purchase. See Section 1--"Terms of the Offer"--and Section 2--"Procedures for Tendering Shares"--of this offer to purchase.

- CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

    Subject to the terms of the merger agreement, we can extend the offer, including as follows:

    - if fewer than ninety percent of the shares of common stock of Wyant Corporation outstanding have been tendered, we may extend the offer for a period of no more than ten business days; and

    - we may elect to provide a "subsequent offering period" for the offer. A subsequent offering period, if one is included, will be an additional period of time beginning after we have purchased shares tendered during the offer, during which stockholders may tender, but not withdraw, their shares and receive the offer consideration. We do not currently intend to include a subsequent offering period, although we reserve the right to do so.

    See Section 1--"Terms of the Offer"--of this offer to purchase.

- HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

    If we extend the offer, we will inform Harris Trust Company of New York, the depositary for the offer, of that fact and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. See
Section 1--"Terms of the Offer"--of this offer to purchase.

- WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

    There is no financing condition to the offer, or minimum number of shares which must be tendered in the offer; however, we are not obligated to purchase any tendered shares if:

    there is a material adverse change in the business or financial condition of Wyant Corporation and its subsidiaries; or the applicable waiting periods under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or under the Competition Act (Canada) have not expired or been terminated.

    The offer is also subject to a number of other conditions. See
Section 14--"Certain Conditions of the Offer"--of this offer to purchase.

- HOW DO I TENDER MY SHARES?

    To tender shares, you must deliver the certificates representing your shares, together with a completed letter of transmittal and any other documents required, to Harris Trust Company of New York, the depositary for the offer, not later than the time the tender offer expires. If your shares are held in street name, the shares can be tendered by your nominee through The Depository Trust Company. If you cannot deliver something that is required to be delivered to the depositary by the expiration of the tender offer, you may get a little extra time to do so by having a broker, a bank or other fiduciary that is a member of the Securities Transfer Agents Medallion Program or other eligible institution guarantee that the missing items will be received by the depositary within three Nasdaq trading days. For the tender to be valid, however, the depositary must receive the missing items within that three trading day period. See
Section 2--"Procedures for Tendering Shares"--of this offer to purchase.

- UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

    You can withdraw shares at any time until the offer has expired and, if we have not by Tuesday, November 7, 2000, agreed to accept your shares for payment, you can withdraw them at any time after such time until we accept shares for payment. This right to withdraw will not apply to any subsequent offering period, if one is included. See Section 1--"Terms of the Offer"--and
Section 3--"Withdrawal Rights"--of this offer to purchase.

- HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

    To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw the shares. See Section 1--"Terms of the Offer"--and Section 3--"Withdrawal Rights"--of this offer to purchase.

- WHAT DOES THE WYANT CORPORATION BOARD OF DIRECTORS THINK OF THE OFFER?

    We are making the offer pursuant to a merger agreement among us, Perkins Papers Ltd. and Wyant Corporation. The Wyant Corporation board of directors has unanimously approved our tender offer and our proposed merger with Wyant Corporation and has adopted and approved the merger agreement. The board of directors of Wyant Corporation has determined that the terms of the offer and the merger are fair to, and in the best interests of Wyant Corporation and the stockholders of Wyant Corporation and unanimously recommends that stockholders accept the offer and tender their shares and, if approval is required by applicable law, approve the merger and adopt the merger agreement. See the "Introduction" to this offer to purchase.

- WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT TENDERED IN THE OFFER?

    Yes, we have agreed to do so in the merger agreement. After we accept for payment and pay for all of the shares tendered and not withdrawn, we will be merged with Wyant Corporation. We know that at least a majority of the shares will have been tendered in the offer, because we have entered into a stock purchase agreement with James A. Wyant and certain members of his family, who control the majority of the shares, requiring them to cause the tender of those shares in the offer. This majority will give us the ability to effect the merger even if no one else tenders shares. When that merger takes place, Perkins
Papers Ltd. will own all of the shares of Wyant Corporation, and all other stockholders of Wyant Corporation will receive $4.00 per share in cash. For a discussion of the stock purchase agreement see Section 12 "Purpose of the Offer; the Merger Agreement; The Stock Purchase Agreement; Plans for the Company" of this offer to purchase.

    There are no appraisal rights available in connection with the offer. However, if the merger takes place, stockholders who have not sold their shares in the offer will have appraisal rights under New York law. See
Section 12--"Purpose of the Offer; the Merger Agreement; the Stock Purchase Agreement; the Confidential Disclosure and Standstill Agreement; Plans for the Company; Appraisal Rights; Going Private Transactions"--of this offer to purchase.

- IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

    If the merger takes place, stockholders who do not tender in the offer will receive the same amount of cash per share that they would have received had they tendered their shares in the offer, subject to their right to pursue appraisal under New York law. Therefore, if the merger takes place and you do not perfect your appraisal rights, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares. However, if the merger does not take place, the number of stockholders and of shares of Wyant Corporation that are still in the hands of the public may be so small that there may no longer be a public trading market for the shares. Also, the shares may no longer be eligible to be traded on the Nasdaq SmallCap Market or any securities exchange, and Wyant Corporation may cease making filings with the SEC or otherwise cease being required to comply with the SEC's rules relating to publicly held companies. See
Section 7--"Effect of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act Registration; Margin Regulations"--and Section 12--"Purpose of the Offer; the Merger Agreement; the Stock Purchase Agreement; the Confidential Disclosure and Standstill Agreement; Plans for the Company; Appraisal Rights; Going Private Transactions"--of this offer to purchase.

- WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

    On August 29, 2000, the last trading day before Wyant Corporation and Perkins Papers Ltd. announced that they had signed the merger agreement, the last sale price of the shares reported on the Nasdaq SmallCap Market was $2.75 per share. On September 7, 2000, the last trading day before we commenced our tender offer, the last sale price of the shares was $3.875 per share. We advise you to obtain a recent quotation for shares of Wyant Corporation in deciding whether to tender your shares. See Section 6--"Price Range of the Shares; Dividends on the Shares"--of this offer to purchase.

- TO WHOM CAN I TALK IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

    You can call MacKenzie Partners, Inc. at (800) 322-2885 (toll free). MacKenzie Partners, Inc. is acting as the information agent for our tender offer. See the back cover of this offer to purchase.

    To the Holders of Common Stock of WYANT CORPORATION

                                  INTRODUCTION

    PERKINS ACQUISITION CORP., a New York corporation (the "PURCHASER") and a wholly owned subsidiary of PERKINS PAPERS LTD., a Canada corporation ("PARENT"), hereby offers to purchase all the outstanding shares of Common Stock, par value $0.01 per share (the "SHARES"), of WYANT CORPORATION, a New York corporation (the "COMPANY"), at a price of $4.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "OFFER").

    Tendering stockholders whose shares are registered in their own names and who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Stockholders who hold their Shares through banks or brokers should check with such institutions as to whether they charge any service fees. The Purchaser will pay all fees and expenses of Harris Trust Company of New York, which is acting as the Depositary (the "DEPOSITARY"), and MacKenzie
Partners, Inc., which is acting as the Information Agent (the "INFORMATION AGENT"), incurred in connection with the Offer. See Section 16.

    The Offer is being made pursuant to the Agreement and Plan of Merger dated as of August 30, 2000 (the "MERGER AGREEMENT"), among Parent, the Purchaser and the Company, pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company, with the surviving entity becoming a wholly owned subsidiary of Parent (the "MERGER"). In the Merger each outstanding Share (other than Shares owned by Parent, the Purchaser or the Company or any subsidiary of Parent or the Company (or by stockholders, if any, who are entitled to and properly exercise appraisal rights under New York law)) will be converted into the right to receive the price per Share paid pursuant to the Offer in cash, without interest thereon.

    Parent and Purchaser have entered into a stock purchase agreement, dated August 30, 2000, with James A. Wyant, John Derek Wyant, Lynne Ellen Emond, and the Estate of Gerald W. Wyant (collectively, the "WYANT FAMILY") (the "STOCK PURCHASE AGREEMENT"), who control in aggregate the majority of the outstanding Shares, requiring them to cause the tender of those Shares in the Offer. In addition, pursuant to the Stock Purchase Agreement, Parent will purchase from James A. Wyant, or one or more entities controlled by him, certain shares of Class E Exchangeable Preferred Stock of Wood Wyant Inc., a Canada corporation and a wholly owned subsidiary of the Company, exchangeable on a one-for-one basis for Shares, for the same per-share consideration being offered to holders of the Shares in the Offer.

    The Merger Agreement and Stock Purchase Agreement are more fully described in Section 12.

    THE BOARD OF DIRECTORS OF THE COMPANY BY UNANIMOUS VOTE OF ALL DIRECTORS PRESENT AT A MEETING HELD ON AUGUST 30, 2000 (I) DETERMINED THAT THE MERGER IS ADVISABLE AND THAT THE TERMS OF THE OFFER AND MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, (II) APPROVED THE OFFER AND THE MERGER AND ADOPTED AND APPROVED THE MERGER AGREEMENT AND (III) RECOMMENDED THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND, IF APPROVAL IS REQUIRED BY APPLICABLE LAW, APPROVE THE MERGER AND APPROVE AND ADOPT THE MERGER AGREEMENT. THE FACTORS CONSIDERED BY THE BOARD OF DIRECTORS OF THE COMPANY IN ARRIVING AT ITS FOREGOING DECISION AND TO RECOMMEND THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER ARE DESCRIBED IN THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE
"SCHEDULE 14D-9"), WHICH HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") AND IS BEING MAILED TO STOCKHOLDERS OF THE COMPANY CONCURRENTLY HEREWITH.

    HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC. ("HOULIHAN LOKEY") HAS ACTED AS THE COMPANY'S FINANCIAL ADVISOR IN CONNECTION WITH THE OFFER AND THE MERGER. THE OPINION OF HOULIHAN LOKEY, DATED AUGUST 30, 2000, TO THE BOARD OF DIRECTORS OF THE COMPANY TO THE EFFECT THAT, AS OF SUCH DATE, AND BASED AND IN RELIANCE UPON THE MATTERS DESCRIBED IN THE OPINION, THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF SHARES (OTHER THAN THE WYANT FAMILY) IN THE OFFER AND THE MERGER IS FAIR TO SUCH HOLDERS FROM A FINANCIAL POINT OF VIEW, IS SET FORTH IN FULL AS AN ANNEX TO THE SCHEDULE 14D-9. STOCKHOLDERS ARE URGED TO, AND SHOULD, READ THE SCHEDULE 14D-9 AND SUCH OPINION CAREFULLY IN THEIR ENTIRETY.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, ANY WAITING PERIOD UNDER THE U.S. HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT") AND THE COMPETITION ACT (CANADA) APPLICABLE TO THE PURCHASE OF SHARES HAVING EXPIRED OR BEEN TERMINATED.

    Consummation of the Merger is subject to a number of conditions, including approval by the stockholders of the Company holding at least a majority of the outstanding Shares in the event that fewer than 90% of the outstanding Shares are acquired by the Purchaser pursuant to the Offer. Such approval is assured, however, because pursuant to the Stock Purchase Agreement the Purchaser will be acquiring a majority of the outstanding Shares in the Offer, with the result that the Purchaser, acting alone, will hold sufficient Shares to approve the Merger. In the event the Purchaser acquires 90% or more of the outstanding Shares pursuant to the Offer, the Purchaser will be able to merge the Purchaser with and into the Company pursuant to the "short-form" merger provisions of the New York Business Corporation Law (the "BCL"), without prior notice to, or any action by, any other stockholder of the Company. See Section 12.

    The Company has informed the Purchaser that, as of August 29, 2000, there were 2,270,617 Shares issued and outstanding and 1,695,017 Shares reserved for issuance upon the exercise of outstanding options, warrants or other rights to purchase Shares from the Company, representing 3,965,634 Fully Diluted Shares. The term "FULLY DILUTED SHARES" mean all outstanding securities entitled generally to vote in the election of directors of the Company on a fully diluted basis, after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into such voting securities. Based upon the foregoing, Purchaser will acquire 90% of the outstanding Shares if at least 2,043,556 Shares are validly tendered and not withdrawn prior to the Expiration Date. The actual number of Shares required to be tendered to achieve this percentage will depend upon the actual number of outstanding Shares on the date that the Purchaser accepts Shares for payment pursuant to the Offer.

    IN ANY EVENT, STOCKHOLDER APPROVAL OF THE MERGER IS ASSURED BECAUSE, PURSUANT TO THE STOCK PURCHASE AGREEMENT, AND SUBJECT TO THE PROVISIONS THEREOF, A MAJORITY OF THE OUTSTANDING SHARES WILL BE TENDERED IN THE OFFER, AND THE PURCHASER WILL ACCEPT FOR PAYMENT SUCH SHARES AND WILL POSSESS, UPON CONSUMMATION OF THE OFFER, SUFFICIENT VOTING POWER TO CAUSE THE COMPANY TO CONSUMMATE THE MERGER WITHOUT THE AFFIRMATIVE VOTE OF ANY OTHER STOCKHOLDER OF THE COMPANY. SEE SECTION 12.

    Certain U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the conversion of Shares pursuant to the Merger are described in Section 5.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND YOU SHOULD READ THEM CAREFULLY AND IN THEIR ENTIRETY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

1.  TERMS OF THE OFFER

    Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 3. The term "EXPIRATION DATE" means 12:00 midnight, New York City time, on Thursday, October 5, 2000, unless and until the Purchaser shall have extended the period of time during which the Offer is open in accordance with the terms of the Merger Agreement, in which event the term "EXPIRATION DATE" shall mean the latest time and date on which the Offer, as so extended by the Purchaser, will expire.

    The Purchaser may, without the consent of the Company, and the Purchaser expressly reserves the right (but shall not be obligated), to extend the Offer, and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary, (a) for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer, (b) for one or more periods of time that the Purchaser determines, if at the Expiration Date any of the conditions to the Purchaser's obligation to purchase Shares are not satisfied or waived; or (c) for up to ten business days in the aggregate beyond the latest expiration date that would otherwise be permitted under (a) or (b), if at the scheduled or any extended expiration date of the Offer fewer than 90% of the then issued and outstanding Shares have been validly tendered and not withdrawn in the Offer. Under no circumstances will interest be paid on the purchase price for tendered Shares, regardless of any extension of or amendment to the Offer or any delay in paying for such Shares.

    The Purchaser expressly reserves the right (but shall not be obligated), at any time and from time to time, to waive any condition to the Offer or modify the terms of the Offer, by giving oral or written notice of such waiver or modification to the Depositary, except that, without the consent of the Company, the Purchaser shall not (i) reduce the number of Shares subject to the Offer,
(ii) reduce the price per Share to be paid pursuant to the Offer, (iii) modify in any manner adverse to the holders of Shares or add to the conditions of the Offer, (iv) except as provided above, extend the Offer or (v) change the form of consideration payable in the Offer.

    In the event that any condition to the Offer has not been satisfied or waived at the scheduled expiration date of the Offer, the Purchaser may extend the expiration date of the Offer in such increments as the Purchaser may determine until the earliest to occur of (a) the satisfaction or waiver of such condition, (b) Parent reasonably determines that such condition to the Offer is not capable of being satisfied on or prior to the Outside Date, (c) the termination of the Merger Agreement in accordance with its terms and (d) the Outside Date. The term "Outside Date" means March 31, 2001.

    If by 12:00 midnight, New York City time, on Thursday, October 5, 2000 (or any date or time then set as the Expiration Date), any of or all the conditions to the Offer have not been satisfied or waived, the Purchaser, subject to the terms of the Merger Agreement and the applicable rules and regulations of the Commission, reserves the right (but shall not be obligated) (a) to terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering stockholders, (b) to waive all the unsatisfied conditions and accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore validly withdrawn, (c) as set forth above, to extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (d) except as set forth above, to amend the Offer.

    Any extension, waiver, amendment or termination will be followed as promptly as practicable by public announcement thereof. An announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), which require that material changes be promptly disseminated to holders of Shares), the Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the PR Newswire. As used in this Offer to Purchase, "BUSINESS DAY" has the meaning set forth in Rule 14d-1 under the Exchange Act.

    If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of such offer or information concerning such offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to stockholders.

    Pursuant to Rule 14d-11 under the Exchange Act, although the Purchaser does not currently intend to do so, the Purchaser may, subject to certain conditions, elect to provide a subsequent offering period of from three business days to 20 business days in length following the expiration of the Offer on the Expiration Date and acceptance for payment of the Shares tendered in the Offer (a "SUBSEQUENT OFFERING PERIOD"). A Subsequent Offering Period would be an additional period of time, following the expiration of the Offer and the purchase of Shares in the Offer, during which stockholders may tender Shares not tendered in the Offer.

    During a Subsequent Offering Period, tendering stockholders will not have withdrawal rights and the Purchaser will promptly purchase and pay for any Shares tendered at the same price paid in the Offer. Rule 14d-11 provides that the Purchaser may provide a Subsequent Offering Period so long as, among other things, (i) the initial 20-business day period of the Offer has expired,
(ii) the Purchaser offers the same form and amount of consideration for Shares in the Subsequent Offering Period as in the initial Offer, (iii) the Purchaser immediately accepts and promptly pays for all securities tendered during the Offer prior to its expiration, (iv) the Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period and (v) the Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period. The Purchaser will be able to include a Subsequent Offering Period, if it satisfies the conditions above, after Thursday, October 5, 2000. In a public release, the Commission has expressed the view that the inclusion of a Subsequent Offering Period would constitute a material change to the terms of the Offer requiring the Purchaser to disseminate new information to stockholders in a manner reasonably calculated to inform them of such change sufficiently in advance of the Expiration Date (generally five business days). In the event the Purchaser elects to include a Subsequent Offering Period, it will notify stockholders of the Company consistent with the requirements of the Commission.

    THE PURCHASER DOES NOT CURRENTLY INTEND TO INCLUDE A SUBSEQUENT OFFERING PERIOD IN THE OFFER, ALTHOUGH IT RESERVES THE RIGHT TO DO SO IN ITS SOLE DISCRETION. PURSUANT TO RULE 14D-7 UNDER THE EXCHANGE ACT, NO WITHDRAWAL RIGHTS APPLY TO SHARES TENDERED DURING A SUBSEQUENT OFFERING PERIOD AND NO WITHDRAWAL RIGHTS APPLY DURING THE SUBSEQUENT OFFERING PERIOD WITH RESPECT TO SHARES TENDERED IN THE OFFER AND ACCEPTED FOR PAYMENT. THE SAME CONSIDERATION WILL BE PAID TO STOCKHOLDERS TENDERING SHARES IN THE OFFER OR IN A SUBSEQUENT OFFERING PERIOD, IF ONE IS INCLUDED.

    The Company has provided the Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares, and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.  PROCEDURES FOR TENDERING SHARES

    VALID TENDER. For a stockholder validly to tender Shares pursuant to the Offer, (a) the certificates for tendered Shares, together with a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, any required signature guarantees and any other required documents, must, prior to the Expiration Date, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; (b) in the case of a transfer effected pursuant to the book-entry transfer procedures described under "Book-Entry Transfer", either a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, and any required signature guarantees, or an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at one of such addresses, such Shares must be delivered pursuant to the book-entry transfer procedures described below and a Book-Entry Confirmation (as defined below) must be received by the Depositary, in each case prior to the Expiration Date; or (c) the tendering stockholder must, prior to the Expiration Date, comply with the guaranteed delivery procedures described below under "Guaranteed Delivery".

    The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

    THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY (AS DEFINED BELOW), IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "BOOK-ENTRY TRANSFER FACILITY") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant of the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents, must be, in any case, received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date for a valid tender of Shares by book-entry. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "BOOK-ENTRY CONFIRMATION". DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    The term "AGENT'S MESSAGE" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

    SIGNATURE GUARANTEES. No signature guarantee is required on the Letter of Transmittal if (a) the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 2, includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (b) such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (such participant, an "ELIGIBLE INSTITUTION"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

    GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the book-entry transfer procedures cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

        (a) such tender is made by or through an Eligible Institution;

        (b) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date; and

        (c) Either (i) the certificates for tendered Shares together with a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, and any required signature guarantees, and any other required documents are received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase within three trading days after the date of execution of such Notice of Guaranteed Delivery or (ii) in the case of a book-entry transfer effected pursuant to the book-entry transfer procedures described above under "Book-Entry Transfer", either a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, and any required signature guarantees, or an Agent's Message, and any other required documents, are received by the Depositary at one of such addresses, such Shares are delivered pursuant to the book-entry transfer procedures above and a Book-Entry Confirmation is received by the Depositary, in each case within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "TRADING DAY" is any day on which the Nasdaq SmallCap Market (the "NASDAQ SMALLCAP MARKET") operated by the Nasdaq Stock
    Market, Inc. ("NASDAQ"), a subsidiary of the National Association of Securities Dealers, Inc. is open for business.

    The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

    OTHER REQUIREMENTS. Notwithstanding any provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY THE PURCHASER ON THE PURCHASE PRICE OF THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

    APPOINTMENT. By executing a Letter of Transmittal (or facsimile thereof) (or, in the case of a book-entry transfer, by delivery of an Agent's Message, in lieu of a Letter of Transmittal), a tendering stockholder will irrevocably appoint designees of the Purchaser as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after August 30, 2000. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights in respect of any annual, special or adjourned meeting of the Company's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other securities or rights, including voting at any meeting of stockholders.

    DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Parent, the Company, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto and any other related documents thereto) will be final and binding.

    BACKUP WITHHOLDING. In order to avoid "backup withholding" of U.S. federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain stockholders (including, among others, all corporations, individual retirement accounts and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign stockholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

3.  WITHDRAWAL RIGHTS

    Except as otherwise provided in this Section 3, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after Tuesday, November 7, 2000.

    For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, any and all signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the book-entry transfer procedures described in Section 2, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 at any time prior to the Expiration Date.

    All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, Parent, the Company, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

    In the event the Purchaser provides a Subsequent Offering Period following the Offer, no withdrawal rights will apply to Shares tendered during such Subsequent Offering Period or to Shares tendered in the Offer and accepted for payment.

4.  ACCEPTANCE FOR PAYMENT AND PAYMENT

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 3 promptly after the Expiration Date. The Purchaser, subject to the Merger Agreement, expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act and the Competition Act (Canada). Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

    In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) the certificates for such Shares, together with a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, and any required signature guarantees or (b) in the case of a transfer effected pursuant to the book-entry transfer procedures described in Section 2, a Book-Entry Confirmation and either a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, and any required signature guarantees, or an Agent's Message, and any other required documents. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

    The per Share consideration paid to any stockholder pursuant to the Offer will be the highest per Share consideration paid to any other stockholder pursuant to the Offer.

    For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as an agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN PAYING FOR SUCH SHARES.

    If the Purchaser is delayed in its acceptance for payment of or payment for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer) and the terms of the Merger Agreement (requiring that the Purchaser pay for Shares accepted for payment as soon as practicable after the Expiration Date)), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to do so as described in Section 3.

    If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, the certificates for such Shares will be returned (and, if certificates are submitted for more Shares than are tendered, new certificates for the Shares not tendered will be sent) in each case without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described in Section 2, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

    The Purchaser reserves the right to transfer or assign, in whole or, from time to time, in part, to Parent, or to one or more direct or indirect wholly owned subsidiaries of Parent, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer, nor the Parent of its obligations to ensure the Purchaser's performance of its obligations, and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5.  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

    The receipt of cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "CODE") and may also be a taxable transaction under applicable state, local or foreign income tax laws.

    Generally, for U.S. federal income tax purposes, a tendering stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Offer or Merger and the aggregate adjusted tax basis in the Shares tendered by the stockholder and purchased pursuant to the Offer or converted into cash in the Merger, as the case may be. Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer or converted into cash in the Merger, as the case may be. If tendered Shares are held by a tendering stockholder as capital assets, gain or loss recognized by such stockholder will be capital gain or loss, which will be long-term capital gain or loss if such stockholder's holding period for the Shares exceeds one year. In the case of a tendering noncorporate stockholder, long-term capital gains will be eligible for a maximum U.S. federal income tax rate of 20%. In addition, the ability to use capital losses to offset ordinary income is limited.

    A stockholder (other than certain exempt stockholders including, among others, all corporations, individual retirement accounts and certain foreign individuals and entities) that tenders Shares may be subject to 31% backup withholding unless the stockholder provides its TIN and certifies that such number is correct (or properly certifies that it is awaiting a TIN) and certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder that does not furnish a required TIN or that does not otherwise establish a basis for an exemption from backup withholding may be subject to a penalty imposed by the IRS. See "Backup Withholding" under Section 2. Each stockholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding.

    If backup withholding applies to a stockholder, the Depositary is required to withhold 31% from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder by filing a U.S. federal income tax return.

    The foregoing discussion may not be applicable with respect to Shares received pursuant to the exercise of employee stock options or otherwise as compensation or with respect to holders of Shares who are subject to special tax treatment under the Code--such as non-U.S. persons, life insurance companies, tax-exempt organizations and financial institutions--and may not apply to a holder of Shares in light of individual circumstances, such as holding Shares as a hedge or as part of a straddle or a hedging, constructive sale, integrated or other risk-reduction transaction. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER AND THE MERGER.

6.  PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES

    The Shares are listed on the Nasdaq SmallCap Market under the symbol "WYNT". The following table sets forth, for each of the periods indicated, the high and low sales prices per Share.

                                                                HIGH       LOW
                                                              --------   --------
Year Ended December 31, 1998:
First Quarter...............................................   7.406      4.594
Second Quarter..............................................   6.750      5.188
Third Quarter...............................................   5.750      3.250
Fourth Quarter..............................................   4.500      3.250
Year Ended December 31, 1999:
First Quarter...............................................   4.313      2.250
Second Quarter..............................................   3.250      2.375
Third Quarter...............................................   3.625      1.750
Fourth Quarter..............................................   2.625      1.000
Year Ending December 31, 2000:
First Quarter...............................................   4.500      1.250
Second Quarter..............................................   2.125      1.250

    On August 29, 2000, the last full trading day before the public announcement of the execution of the Merger Agreement, the last reported sales price on the Nasdaq SmallCap Market of the Shares was $2.75 per Share. On September 7, 2000, the last full trading day before commencement of the Offer, the last reported sales price on the Nasdaq SmallCap Market of the Shares was $3.875 per Share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

    The Purchaser has been advised by the Company that the Company has never declared or paid any cash or stock dividends on the Shares, except that in May 1998 the Company effected a four-for-three stock split in the form of a stock dividend pursuant to which each holder of Shares received one third of a Share for each Share held.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; NASDAQ LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

    MARKET FOR THE SHARES. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

    NASDAQ LISTING. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued designation for the Nasdaq SmallCap Market. Continued inclusion in the Nasdaq SmallCap Market would require that there be 300 round-lot holders, there be at least 500,000 publicly held shares, the publicly held shares have a market value of at least $1 million, there be two registered and active market makers, of which one may be entering stabilizing bids, and the issuer have either net tangible assets of at least $2 million, market capitalization of at least
$35 million or net income of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose.

    EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit-recovery provisions of
Section 16(b) of the Exchange Act and the requirement of furnishing a proxy or information statement pursuant to Section 14(a) or 14(c) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. The Purchaser intends to seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

    MARGIN REGULATIONS. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "FEDERAL RESERVE BOARD"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

8.  CERTAIN INFORMATION CONCERNING THE COMPANY

    The Company is a New York corporation with its principal offices at 1170 U.S. Highway 22 East, Suite 203, Bridgewater, New Jersey 08875, telephone number
(514) 636-9926. According to the Company's 1999 Annual Report, the Company is an integrated sanitation and facility maintenance supply company with extensive manufacturing, sales and distribution capabilities; operates three manufacturing plants, including a sanitary paper products converting plant, a chemical manufacturing plant and a converting operation manufacturing disposable wiping products; and its business is conducted in North America through two subsidiaries, Wood Wyant Inc. and IFC Disposables, Inc., employing approximately 475 people in the United States and Canada.

    Set forth below is certain selected financial data with respect to the Company and its subsidiaries excerpted from the information contained in the Company's annual report on Form 10-K for the year ended December 31, 1999 and quarterly report on Form 10-Q for the quarter ended June 30, 2000. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports, other documents and all the financial information (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information".

                               WYANT CORPORATION
                            SELECTED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                    SIX MONTHS ENDED
                                                      YEAR ENDED DECEMBER 31             JUNE 30
                                                  ------------------------------   -------------------
                                                    1999       1998       1997       2000       1999
                                                  --------   --------   --------   --------   --------
                                                                                       (UNAUDITED)
STATEMENTS OF OPERATIONS DATA:
Net sales.......................................  $78,851    $67,124    $63,560    $39,536    $38,826
Gross profit....................................   26,989     23,906     23,869     14,390     13,145
Income (loss) from continuing operations
before extraordinary gain.......................     (543)       554        999        900         93
Discontinued operations, net of income taxes....      722      1,021       (581)        --        974
Extraordinary gain, net of income taxes.........       --         --         92         --         --
Net income......................................      179      1,575        510        900      1,067

PER COMMON SHARE:

BASIC
Income (loss) from continuing operations
before extraordinary gain.......................  $ (0.25)   $  0.06    $  0.22    $  0.20    $ (0.03)
Discontinued operations.........................     0.20       0.28      (0.16)        --       0.27
Net income (loss)...............................    (0.05)      0.34       0.09       0.20       0.24
DILUTED
Income (loss) from continuing operations before
  extraordinary gain............................    (0.25)      0.06       0.22       0.20      (0.03)
Discontinued operations.........................     0.20       0.27      (0.16)        --       0.25
Net income (loss)...............................    (0.05)      0.33       0.09       0.20       0.23

                                                                AS AT DECEMBER 31
                                                          ------------------------------   AT JUNE 30
                                                            1999       1998       1997        2000
                                                          --------   --------   --------   ----------
BALANCE SHEET DATA:
Working capital of continuing operations................  $ 7,554    $ 1,822    $    82     $ 7,619
Total assets............................................   41,248     42,540     37,156      39,859
Long-term obligations (excluding current maturities)....    2,391      3,888      1,998       2,245
Redeemable preferred shares.............................    6,028      5,990      4,930       5,447
Cash dividends declared per common share................       --         --         --          --

    CERTAIN COMPANY PROJECTIONS. During the course of discussions between representatives of Parent and the Company, the Company provided Parent or its representatives with certain non-public business and financial information about the Company. This information included the following projections of net sales, gross profit and earnings before tax ("EBT") for the years ended December 31, 2000 through 2005:

                             MANAGEMENT PROJECTIONS
                           (IN THOUSANDS OF DOLLARS)

                                                                YEAR ENDED DECEMBER 31
                                            ---------------------------------------------------------------
                                              2000       2001       2002       2003       2004       2005
                                            --------   --------   --------   --------   --------   --------
WOOD WYANT INC.
Net sales.................................  $63,333    $64,198    $65,076    $65,967    $66,872    $67,790
Gross profit..............................   24,139     24,524     24,924     25,332     25,746     26,167
EBT.......................................    2,810      3,352      3,824      4,085      4,352      4,623

IFC DISPOSABLES, INC.
Net sales.................................  $20,286    $20,692    $21,106    $21,528    $21,958    $22,397
Gross profit..............................    3,449      3,569      3,693      3,821      3,952      4,088
EBT.......................................      243        323        393        466        542        620

WYANT CORPORATION (CONSOLIDATED)
Net sales.................................  $79,969    $81,240    $82,532    $83,845    $85,180    $86,537
Gross profit..............................   27,587     28,093     28,618     29,153     29,698     30,254
EBT.......................................    2,693      3,315      3,857      4,192      4,534      4,884

    The Company has advised the Purchaser and Parent that it does not as a matter of course make public any projections as to future performance or earnings, and the projections set forth above are included in this Offer to Purchase only because this information was provided to Parent. The projections were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The projections do not purport to present operations in accordance with generally accepted accounting principles, and the Company's independent auditors have not examined or compiled the projections and accordingly assume no responsibility for them. The Company has advised the Purchaser and Parent that its internal financial forecasts (upon which the projections provided to Parent and the Purchaser were based in part) are, in general, prepared solely for internal use and budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. The projections also reflect numerous assumptions made by management of the Company, including assumptions with respect to the market for the Company's products and services, general business, economic, market and financial conditions and other matters, including interest rates and the anticipated amount of borrowings by the Company, all of which are difficult to predict, many of which are beyond the Company's control, and none of which were subject to approval by Parent or the Purchaser. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate. It is expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections. The inclusion of the projections herein should not be regarded as an indication that any of Parent, the Purchaser, the Company or their respective affiliates or representatives considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such. None of Parent, the Purchaser, the Company or any of their respective affiliates or representatives has made or makes any representation to any person regarding the ultimate performance of the Company compared to the information contained in the projections, and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

    AVAILABLE INFORMATION. The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Certain information as of particular dates concerning the Company's directors and officers, their remuneration, stock options and other matters, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in the Company's proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, DC 20549, and at the Commission's public reference rooms in New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Copies of such information should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, DC 20549. The Commission also maintains a Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such information should also be on file at the Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

    Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although Parent and the Purchaser do not have any knowledge that any such information is untrue, neither the Purchaser nor Parent takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

9.  CERTAIN INFORMATION CONCERNING PARENT AND THE PURCHASER

    The Purchaser, a New York corporation that is a wholly owned subsidiary of Parent, was organized to acquire the Company and has not conducted any unrelated activities since its organization. All outstanding shares of capital stock of the Purchaser are owned by Parent.

    Parent is a Canada corporation. Parent, operating through divisions and subsidiaries in Canada and the United States, is a manufacturer and converter of tissue paper and a seller of finished and semi-finished products in the retail, and in the commercial and industrial, markets in Canada and the United States. The principal office of Parent and the Purchaser is located at 77, Marie-Victorin Boulevard, Candiac, Quebec, J5R 1C3 Canada, telephone number
(450) 444-6400. Parent is a subsidiary of Cascades Inc., a Quebec corporation ("CASCADES"). Cascades is a producer of paper and packaging products, operating through more than one hundred subsidiaries and divisions in Canada, the United States and Europe, specializing in the production of boxboard, fine papers, tissue paper, containerboard and specialty products. The address of Cascades's principal office is 404, rue Marie-Victorin, C.P. 30, Kingsey Falls, Quebec,
J0A 1B0 Canada.

    The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser, Parent and Cascades are set forth in
Schedule I hereto.

    Because the only consideration in the Offer and Merger is cash and the Offer covers all outstanding Shares, and in view of the absence of a financing condition and the financial capacity of Parent and its affiliates, the Purchaser believes the financial condition of Parent and its affiliates is not material to a decision by a holder of Shares whether to hold, sell or tender Shares pursuant to the Offer.

10. SOURCE AND AMOUNT OF FUNDS

    The Offer is not conditioned on any financing arrangements.

    The total amount of funds required by Parent and the Purchaser to purchase all outstanding Shares pursuant to the Offer, to pay the holders of certain employee stock options as provided in the Merger Agreement (discussed in Section 12 below), to purchase certain shares of Preferred Stock as provided in the Stock Purchase Agreement (discussed in Section 12 below) and to pay fees and expenses related to the Offer and the Merger is estimated to be approximately $15 million. The Purchaser plans to obtain all funds needed for the Offer and the Merger through capital contributions or intercompany advances from Parent.

11. CONTACTS AND TRANSACTIONS WITH THE COMPANY; BACKGROUND OF THE OFFER

    Cascades and the Company have done business together since 1976 when the Company entered into a Joint Venture Agreement with Cascades as equal fifty percent venturers to create Industries Cascades Inc. ("INDUSTRIES-CANADA"), a Canada corporation, for the purpose of building and operating a tissue paper mill in Kingsey Falls, Quebec. In 1980, Industries-Canada added a second tissue paper machine to complete the product mix.

    In 1978, Industries-Canada entered into a supply agreement with the Company to supply tissue paper to the Company.

    In 1983, Industries-Canada acquired an idle tissue paper mill in Rockingham, North Carolina through Cascades Industries, Inc. ("INDUSTRIES-U.S."), a North Carolina corporation and a wholly owned subsidiary of Industries-Canada. In April 1986, Cascades bought from Industries-Canada all of the stock of Industries-U.S., with the result that Industries-U.S. became a wholly owned subsidiary of Cascades. Industries-U.S. also bought from the Company certain assets consisting of another Rockingham, North Carolina converting plant.

    In 1983, the 1978 supply agreement described above was amended to include tissue paper supplied by Industries-U.S.

    In February 1994, the Company sold its fifty percent interest in Industries-Canada to Cascades for ten million Canadian dollars. At the time of that sale, Industries-Canada, now owned one hundred percent by Cascades, agreed to sell to the Company, and the Company agreed to purchase from Industries-Canada, for a period of five years, sixteen thousand short tons annually of parent rolls of paper toweling and tissue at market prices.

    In 1995, Cascades acquired Parent by selling its one hundred percent interest in Industries-Canada and Industries-U.S. to Parent for a total consideration payable in common shares of Parent, with the result that Cascades acquired a majority of the shares of Parent.

    In January, 1999, Industries-Canada became a division of Parent and Industries-U.S. changed its name to Perkins Papers (USA) Ltd. Parent continues to supply parent rolls of paper toweling and tissue at market prices to the Company, pursuant to a new five year supply agreement entered into in January 1999. Pursuant to this agreement the Company is obligated to purchase a minimum of sixteen thousand two hundred short tons of product per year. The products sold under this agreement constitute one hundred percent of the Company's requirements for these products. The most recent annual cost to the Company of these products was approximately fourteen million dollars.

    In September, 1999, Mr. Donald C. MacMartin, President and Chief Executive Officer of the Company met with Ms. Suzanne Blanchet, President and Chief Executive Officer of Parent, to discuss the possibility of Parent acquiring the Company or certain assets of the Company. These discussions were exploratory in nature and terminated in November 1999 without agreement between the parties.

    Mr. James A. Wyant, who together with certain members of his family controls a majority of the Shares, and Mr. Bernard Lemaire, Chairman of the Board of Cascades, met on February 7 and 17, 2000, to discuss the possibility of Parent purchasing the Shares held directly or indirectly by Mr. Wyant and the members of his family, with a simultaneous purchase, for the same consideration, of the Shares held by all of the Company's other shareholders. Mr. Wyant and Mr. Lemaire met again to continue discussions on April 26, 2000 and on May 8, 2000.

    By letter dated May 12, 2000 addressed to the Company to the attention of Mr. Wyant, Parent presented an offer to the Company to purchase all of the outstanding Shares for a total consideration of $3 per share in cash.

    On June 20, 2000, Mr. Wyant and Mr. MacMartin met with Mr. Robert F. Hall, Vice President Legal Affairs and Corporate Secretary of Cascades, to discuss the timing of the offer with respect to the ongoing restructuring of the Cascades Group of companies, which restructuring included the privatization of the Parent.

    On June 27, 2000 representatives of Parent including Mr. Hall, Ms. Michele Beauchamp, in house legal counsel and Corporate Secretary of Parent and Mr. Andre Belzile, Vice President Finance and CFO of Cascades, met with representatives of the Company including Mr. Marc D'Amour, Vice President Finance and CFO of the Company and Mr. Thomas R. M. Davis, a member of the Company's Board of Directors, a co-executor of the Estate of Gerald W. Wyant which is a holder of Shares, and the Company's outside legal counsel for Canada, to further discuss the offer. Outside U.S. legal counsel for Parent and the Company were also present.

    At the commencement of the June 27 meeting, representatives of the Company presented to representatives of Parent a proposed Confidential Disclosure and Standstill Agreement. Representatives of the Company next stated the Company's position that the $3.00 per share being offered by Parent was inadequate, and therefore unacceptable. Company representatives argued for a higher price, and in support of this stated their willingness to share certain financial projections with representatives of Parent, subject to the execution of the Confidential Disclosure and Standstill Agreement. This agreement was discussed at the meeting, but not signed. The meeting ended with the parties undertaking to continue their discussions.

    The next day, June 28, after further discussion, the parties signed the Confidential Disclosure and Standstill Agreement. See description of the Confidential Disclosure and Standstill Agreement in Section 12.

    Messrs. D'Amour, Belzile and Jacques met again on June 29, 2000 to continue their discussions. At this time, in support of the Company's argument for a higher price, the Company presented the financial projections. See, "Certain Company Projections" discussed in Section 8.

    Following these discussions, by letter dated July 4, 2000 addressed to the Company to the attention of Mr. Wyant, Parent increased the price offered to $4.00 per share.

    On July 7, 2000, Messrs. D'Amour, Hall, Ms. Blanchet and Mr. Laurent Lemaire, President and CEO of Cascades, and outside U.S. legal counsel to the Company, participated in a conference call to discuss the amended offer. Later that day, on July 7, 2000, the Board of Directors of the Company authorized Mr. James A. Wyant, on behalf of the Board and the Company, to communicate to Parent the Company's acceptance of Parent's $4.00 per share offer, subject to the negotiation and execution of definitive agreements and any required regulatory approval.

12. PURPOSE OF THE OFFER; THE MERGER AGREEMENT; THE STOCK PURCHASE AGREEMENT; THE CONFIDENTIAL DISCLOSURE AND STANDSTILL AGREEMENT; OPINION OF THE COMPANY'S FINANCIAL ADVISOR; PLANS FOR THE COMPANY; APPRAISAL RIGHTS; GOING PRIVATE TRANSACTIONS

PURPOSE OF THE OFFER

    The purpose of the Offer is to enable Parent to acquire control of the Company and is a first step to acquire all of the outstanding Shares. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer or otherwise.

THE MERGER AGREEMENT

    The following summary of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO (described in the last paragraph of Section 17). You should read the Merger Agreement in its entirety for a more complete description of the matters summarized below.

    The Merger Agreement provides that, following the satisfaction or waiver of the conditions described below under "Conditions to the Merger", the Purchaser will be merged with and into the Company, with the Company being the surviving corporation. In the Merger, each issued Share (other than Shares owned by Parent, the Purchaser or the Company or a subsidiary of Parent, the Purchaser or the Company or by stockholders, if any, who are entitled to and who properly exercise appraisal rights under New York law) will be converted into the right to receive the highest price per Share paid pursuant to the Offer in cash, without interest thereon.

    VOTE REQUIRED TO APPROVE MERGER. The BCL requires, among other things, that the adoption of any plan of merger of the Company must be approved by the Board of Directors of the Company and, if the "short-form" merger procedure described below is not available, approved by the holders of a majority of the Company's outstanding voting securities. The Board of Directors of the Company has approved the Offer and the Merger and adopted and approved the Merger Agreement; consequently, the only additional action of the Company that may be necessary to effect the Merger is approval of the Merger Agreement by the Company's stockholders if such "short-form" merger procedure is not available. If required by the BCL, the Company will call and hold a meeting of its stockholders promptly following the consummation of the Offer for the purposes of voting upon the approval of the Merger Agreement. At any such meeting all Shares then owned by Parent or the Purchaser will be voted in favor of the approval of the Merger Agreement. If the Purchaser acquires, through the Offer or otherwise, voting power with respect to at least a majority of the outstanding Shares (which will be the case upon the performance by the parties to the Stock Purchase Agreement of their obligations thereunder), it would have sufficient voting power to effect the Merger without the affirmative vote of any other stockholder of the Company.

    "SHORT-FORM" MERGER PROCEDURE. The BCL also provides that, if a parent company owns at least 90% of the outstanding shares of each class of stock of a subsidiary, the parent company may merge into that subsidiary, pursuant to the "short-form" merger procedures, without prior notice to, or the approval of, the other stockholders of the subsidiary. In order to consummate the Merger pursuant to these provisions of the BCL, the Purchaser would have to own at least 90% of the outstanding Shares. If the Purchaser acquires at least 90% of the outstanding Shares pursuant to the Offer or otherwise, it intends to effect the Merger under this procedure without prior notice to, or any action by, any other stockholder of the Company.

    CONDITIONS TO THE MERGER. The Merger Agreement provides that the respective obligations of each party to effect the Merger are subject to the following conditions:

    (a) NO INJUNCTION OR OTHER LEGAL PROHIBITION. There shall not be any injunction, or action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any United States or Canadian federal or state or provincial government or governmental agency or instrumentality or court, which would make the consummation of the Merger illegal; and

    (b) APPROVALS. All governmental and other consents and approvals necessary, including approval by the Company's stockholders if required by the BCL, to permit the consummation of the Merger shall have been received, or applicable waiting periods shall have run.

    TERMINATION OF THE MERGER AGREEMENT. The Merger Agreement may be terminated at any time prior to the effective time of the Merger (the "EFFECTIVE TIME"), whether before or after adoption of the Merger Agreement by the stockholders of the Company by the party indicated, in the following circumstances:

    (a) by written consent of all of the parties;

    (b) by Parent or by the Company, by written notice to the other, if the Merger shall not have been consummated on or before March 31, 2001(or such later date as Parent and the Company may agree in writing); provided, that the right to terminate the Merger Agreement under this clause (b) shall not be available to any party whose failure to fulfill any obligations under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before this date; provided further, that the passage of such period shall be tolled (and the date for such consummation shall be correspondingly extended) for any part thereof (but not exceeding 60 days in the aggregate) during which any party shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting consummation of the Merger and the other transactions contemplated by the Merger Agreement or the calling or holding of the meeting of the holders of Shares for purposes of approving the Merger, if required by the BCL;

    (c) by Parent, by written notice to the Company, if at any time prior to the Effective Time the board of directors of the Company (i) shall withdraw or modify in any manner adverse to Parent its approval or recommendation of the Merger Agreement, the Offer, the Merger or the other transactions contemplated by the Merger Agreement, (ii) shall approve any Alternative Proposal (as defined below, see "Alternative Proposals"), or (iii) shall resolve to take any of the actions specified in sub-clause (i) or
       (ii) of this clause (c);

    (d) by Parent, by written notice to the Company if (i) Parent shall terminate the Offer prior to accepting for payment Shares tendered therein as provided in the Merger Agreement in one or more of the circumstances set forth in Exhibit 1.1 thereto (See Section 14. "Certain Conditions of the Offer"), or (ii) any of the conditions to the Merger described above (See "Conditions to the Merger") have not been satisfied;

    (e) by the Company, by written notice to Parent if any of the conditions to the Merger described above (See "Conditions to the Merger") have not been satisfied;

    (f) by the Company, by written notice to Parent, if the board of directors of the Company, in the good faith exercise of its business judgment, after the receipt of written advice of Winthrop, Stimson, Putnam & Roberts, the Company's legal counsel, has determined that the board of directors of the Company continuing to recommend to the stockholders of the Company the approval of the Merger Agreement and the Offer or the Merger would be a breach of the fiduciary duty of the board of directors of the Company under New York law;

    (g) by Parent or the Company, by written notice to the other, if (i) upon a vote at the meeting of the holders of Shares for purposes of approving the Merger, if required by the BCL, shareholder approval shall not have been obtained or (ii) such meeting, if required by the BCL, shall not have been held by March 31, 2001;

    (h) by Parent or the Company, by written notice to the other, if any court of competent jurisdiction or other federal, state, provincial, local or foreign government or governmental department, commission, instrumentality, board, bureau, agency or authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Offer, the Merger or the consummation of the other material transactions contemplated by the Merger Agreement and such order, decree, ruling or other action shall have become final and non-appealable; or

    (i) by Parent if there shall have been a material breach of Section 4.5 of the Merger Agreement, pertaining to Alternative Proposals (See "Alternative Proposals" below).

    ALTERNATIVE PROPOSALS. The Merger Agreement provides that, in consideration of the substantial expenditure of time, effort and expense undertaken and to be undertaken by Parent and Purchaser in connection with the Offer and the Merger, and as a material condition to the execution and delivery of the Merger Agreement by Parent and Purchaser, the Company and its subsidiaries covenant that, until such time as the Merger Agreement may be terminated as provided therein, none of them shall, nor shall any of them permit any officer, director or employee of the Company, any subsidiary, or any affiliate thereof to, or authorize any investment banker, attorney, accountant or other representative retained by the Company, any subsidiary, or any affiliate thereof to, directly or indirectly, solicit or encourage, or furnish information with respect to the Company or any subsidiary to, or otherwise have any communication with, any person in connection with the possible sale of the Company or any subsidiary, or any affiliate or asset thereof, or any merger or similar transaction with respect thereto (an "ALTERNATIVE PROPOSAL"); provided, however, that if and so long as the Company and each subsidiary has complied in all material respects with its obligations under Section 4.5 of the Merger Agreement, if the Company receives an unsolicited Alternative Proposal then (1) the Company may discuss such Alternative Proposal with the party presenting such Alternative Proposal, participate in negotiations with respect to such Alternative Proposal with the party making such proposal and its representatives, and provide information with respect to the Company to such party and its representatives, if and to the extent, but only to the extent, that the members of the board of directors of the Company reasonably believe, after the receipt of written advice of Winthrop, Stimson, Putnam & Roberts, the Company's legal counsel, that the directors of the Company are under a fiduciary obligation to so cooperate with such party,
(2) the Company shall promptly notify Parent and Purchaser orally and in writing of the receipt of any such Alternative Proposal, and (3) the Company may engage an investment banking firm or other financial advisor to assist it in connection with such Alternative Proposal discussions and negotiations.

    FEES AND EXPENSES; BREAKUP FEE. The Merger Agreement provides that all fees and expenses incurred in connection with the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

    The Company will pay to Parent a fee of $750,000 (the "BREAKUP FEE") (x) if at any time prior to the Effective Time the board of directors of the Company
(i) shall withdraw or modify in any manner adverse to Parent its approval or recommendation of the Merger Agreement, the Offer, the Merger or the other transactions contemplated by the Merger Agreement, (ii) shall approve any Alternative Proposal, or (iii) shall resolve to take any of the actions specified in sub-clause (i) or (ii) of this paragraph or (y) there shall have been a material breach by the Company of Section 4.5 of the Merger Agreement (pertaining to Alternative Proposals).

    CONDUCT OF BUSINESS. The Merger Agreement provides that during the period from the date of the Merger Agreement to the Effective Time, the Company and its subsidiaries shall, and the Company shall cause the subsidiaries to,
(a) conduct their business and operations only according to their ordinary and usual course of business as presently and formerly conducted, and (b) use commercially reasonable efforts to preserve intact the Company's and the subsidiaries' business organization, keep available the services of their officers and employees and maintain satisfactory relationships with their licensors, suppliers, distributors, customers, subcontractors, independent contractors, partners or other co-owners in any venture, and others having business relationships with them, and, pending the Effective Time and except as may be first approved in writing by Parent and Purchaser or as is otherwise permitted or required by the Merger Agreement, neither the Company nor any subsidiary will, and the Company will not cause or allow any subsidiary to, in each case subject to commercially reasonable efforts, take any action which if it had been taken after December 31, 1999 and prior to the date of the Merger Agreement would have resulted in a misrepresentation or breach of warranty under
Article II of the Merger Agreement.

    COORDINATION. During the period from the date of the Merger Agreement to the Effective Time, the Company and its subsidiaries shall, and the Company shall cause the subsidiaries to, confer on a regular and frequent basis with one or more designated representatives of Parent and Purchaser to report material operational matters and to report the general status of on-going operations. The Company and the subsidiaries shall, and the Company shall cause the subsidiaries to, notify Parent and Purchaser of any event which if it had occurred after December 31, 1999 and prior to the date of the Merger Agreement would have resulted in a misrepresentation or breach of warranty under Article II of the Merger Agreement, and of any unexpected event or other change in the normal course of their business or in the operation of their properties and of any governmental complaints, investigations or hearings, or communications indicating that the same may be contemplated, litigation, claims, arbitration, adjudicatory proceedings, and to keep Parent and Purchaser reasonably fully informed of such events and permit its representatives reasonably prompt access to all materials prepared in connection therewith, provided that in no event shall Parent or Purchaser interfere with the normal business operations of the Company. The scope of the parties' obligations as set forth in this paragraph shall be limited to the minimum extent required to conform to applicable law.

    STOCK OPTIONS. The Merger Agreement provides that promptly following the acceptance for payment of Shares pursuant to the Offer (the "ACQUISITION DATE"), each holder of an option (an "EMPLOYEE OPTION") to purchase Shares granted by the Company pursuant to the Company's 1991 Stock Option Plan and the 1997 Stock Option Plan (the "PLANS") which is outstanding as of the date of the Merger Agreement, August 30, 2000, and which has not been exercised prior to the Acquisition Date, whether or not then exercisable or vested, shall be entitled to receive from Purchaser, upon the disposition of or as consideration for such Employee Option, a cash payment in an amount per share equal to the excess of $4.00 over the Option Price (as defined in the Plans) of such Employee Option, multiplied by the number of Shares covered by such Employee Option, subject to any required withholding taxes pursuant to the legislation of the jurisdiction where the employment is exercised; provided, however, that to the extent $4.00 is less than the Option Price of any Employee Option, the holder of any such Employee Option shall not receive any payment therefor, but rather all of the same shall be cancelled by the Parent without further obligation on the part of the Parent, the Purchaser or the Company. Prior to the Acquisition Date, the Company agrees to use its commercially reasonable best efforts to attempt to obtain any consents from holders of Employee Options which may be necessary or appropriate to effectuate the foregoing. It is anticipated that the cost to the Purchaser of its compliance with these provisions will be approximately $330,000.

    REASONABLE EFFORTS; NOTIFICATION. The Merger Agreement provides that each of the parties shall deliver or cause to be delivered at the Effective Time, and at such other times and places as shall be reasonably necessary or desirable, such additional instruments and other documents, and shall take such other action, as the other parties may reasonably request for the purpose of carrying out the transactions contemplated in the Merger Agreement.

    REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various customary representations and warranties, including representations relating to corporate existence and power; capitalization; corporate authorizations; subsidiaries; Commission filings; financial statements; absence of certain changes; absence of restrictions on ability to compete; government authorizations; litigation; brokers' and other fees and the opinion of the Company's financial advisor.

    Certain representations and warranties in the Merger Agreement provide exceptions for items that are not "material" or that are not reasonably likely to have a "Material Adverse Effect". For purposes of the Merger Agreement and the Offer, a "MATERIAL ADVERSE EFFECT" means a material adverse effect on the business or financial condition of the Company and its subsidiaries, taken as a whole.

    PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER. The Merger Agreement may be amended by the parties at any time by an instrument in writing signed on behalf of each of the parties thereto.

    At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant thereto or (c) waive compliance with any of the agreements or conditions contained therein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure by any party to the Merger Agreement to assert any of its rights under the Merger Agreement or otherwise shall not constitute a waiver of such rights.

THE STOCK PURCHASE AGREEMENT

    The following summary of the Stock Purchase Agreement is qualified in its entirety by reference to the Stock Purchase Agreement, a copy of which is filed as Exhibit (d)(2) to the Schedule TO. You should read the Stock Purchase Agreement in its entirety for a more complete description of the matters summarized below.

    The Stock Purchase Agreement provides, among other things, that the Wyant Family (as defined in "Introduction" above), as sellers under the Agreement, will sell to Purchaser, by tendering in the Offer, all of the Shares owned directly or indirectly by them, consisting of 1,261,352 Shares, which constitutes approximately fifty-six percent of all of the issued and outstanding Shares. In addition, James A. Wyant, as a seller under the Agreement, will sell to Parent, at the time Purchaser purchases the Shares pursuant to the Offer, all of the Class E Exchangeable Preferred Stock ("PREFERRED STOCK") of Wood
Wyant Inc., a wholly owned subsidiary of the Company, ("WOOD WYANT"), owned directly or indirectly by him, which are exchangeable, on demand and without additional consideration, for Shares on a one-for-one basis, at a purchase price of $4.00 per share of such Preferred Stock. Parent also agrees in the Stock Purchase Agreement to guarantee to members of the Wyant Family the full and faithful performance of Wood Wyant of its obligations under certain other classes of preferred stock owned directly or indirectly by some or all members of the Wyant Family.

THE CONFIDENTIAL DISCLOSURE AND STANDSTILL AGREEMENT

    The following summary of the Confidential Disclosure and Standstill Agreement is qualified in its entirety by reference to the Confidential Disclosure and Standstill Agreement, a copy of which is filed as Exhibit (d)(3) to the Schedule TO. You should read the Confidential Disclosure and Standstill Agreement in its entirety for a more complete description of the matters summarized below.

    Cascades Inc., the corporate parent of Parent, and the Company entered into a Confidential Disclosure and Standstill Agreement on June 28, 2000. Pursuant to the Confidential Disclosure and Standstill Agreement, Cascades Inc. on behalf of itself and its affiliates including Parent and Purchaser, and the Company agreed, subject to certain exceptions, to keep confidential certain information provided by the Company or its representatives. The Confidential Disclosure and Standstill Agreement also provides, among other things, that, prior to Parent's purchase of any Shares in which James A. Wyant has a beneficial interest, whether pursuant to the Stock Purchase Agreement described above or otherwise, Parent shall make an offer to all other holders of the Shares to purchase such holders' shares on terms no less favorable to them than those being offered to James A. Wyant.

OPINION OF THE COMPANY'S FINANCIAL ADVISOR

    As previously stated in the "Introduction," Houlihan Lokey has acted as the Company's financial advisor in connection with the Offer and the Merger, and in that connection has prepared and delivered to the Company's Board of Directors (the "Board") an opinion dated August 30,2000 (the "Fairness

Opinion") to the effect that, as of such date, and based and in reliance upon the matters described in the Fairness Opinion, the consideration to be received by the holders of the Shares (other than the Wyant Family) in the Offer and the Merger is fair to such holders from a financial point of view.

    Parent and the Purchaser have been informed by Houlihan Lokey of the following with regard to the preparation of fairness opinions generally and the preparation of the Fairness Opinion.

    The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The following is a brief summary and general description of the valuation methodologies utilized by Houlihan Lokey. The summary does not purport to be a complete statement of the analyses and procedures applied, the judgements made or the conclusion reached by Houlihan Lokey or a complete description of its presentation. Houlihan Lokey believes, and so advised the Board, that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could create an incomplete view of the process underlying its analyses and opinions.

    The Company retained Houlihan Lokey to render an opinion as to the fairness to the Company, from a financial point of view, of the Offer and the Merger pursuant to the Merger Agreement (the "Transaction"). At the August 30, 2000 meeting of the Board, Houlihan Lokey presented its analysis as hereinafter described and delivered its written opinion that as of such date and based on the matters described therein, the consideration to be received by the holders of the Shares (other than the Wyant Family) in the Transaction is fair to such holders from a financial point of view.

    THE COMPLETE TEXT OF HOULIHAN LOKEY'S FAIRNESS OPINION IS SET FORTH IN FULL AS AN ANNEX TO THE SCHEDULE 14D-9 DESCRIBED IN THE "INTRODUCTION". THE SUMMARY OF THE FAIRNESS OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH FAIRNESS OPINION. THE COMMON STOCKHOLDERS ARE URGED TO READ SUCH FAIRNESS OPINION CAREFULLY IN ITS ENTIRETY FOR A DESCRIPTION OF THE PROCEDURES FOLLOWED, THE FACTORS CONSIDERED AND THE ASSUMPTIONS MADE BY HOULIHAN LOKEY.

    Houlihan Lokey's Fairness Opinion to the Board addresses only the fairness of the consideration to be received by the holders of the Shares (other than the Wyant Family) from a financial point of view, and does not constitute a recommendation to the stockholders as to whether such stockholders should tender their Shares pursuant to the Offer. Houlihan Lokey's Fairness Opinion does not address the Company's underlying business decision to effect the Transaction. Houlihan Lokey has not been requested to, and did not, solicit third party indications of interest in acquiring all or part of the Company. Furthermore, at the Board's request, Houlihan Lokey did not (i) participate in the negotiations with regard to the Transaction, nor (ii) advise the Board with respect to their alternatives to the Transaction.

    In connection with the preparation of its Fairness Opinion, Houlihan Lokey made such reviews, analyses and inquiries as they deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey:
(i) reviewed the Company's audited financial statements on Form 10-K for the three fiscal years ended December 31, 1999, and unaudited financial statements on Form 10-Q for the two quarters ended June 30, 2000, which the Company's management has identified as being the most current financial statements available; (ii) reviewed internally prepared, unaudited financial statements for the Company's subsidiary Wood Wyant Inc. ("Wood Wyant") for the two fiscal years ended December 31, 1999; (iii) reviewed internally prepared, unaudited financial statements for the Company's subsidiary IFC Disposables, Inc. ("IFC") for the two fiscal years ended December 31, 1999; (iv) spoke with certain members of the senior management of the Company to discuss the operations, financial condition, future prospects and projected operations and performance of the Company;
(v) reviewed forecasts and projections prepared by the Company's management with respect to Wood Wyant and IFC for the fiscal years ending December 31, 2000 through 2005; (vi) reviewed the draft of this Offer to Purchase dated
August 24, 2000; (vii) reviewed the draft of the Merger Agreement dated
August 24, 2000; (viii) reviewed the draft of the Stock Purchase Agreement dated August 28, 2000; (ix) reviewed the historical market prices and trading volume for the Company's publicly traded securities; (x) reviewed certain publicly available financial data for certain companies that Houlihan Lokey deems comparable to the Company, and publicly available prices paid in other transactions that Houlihan Lokey considered similar to the Transaction; and (xi) conducted such other studies, analyses and inquiries as Houlihan Lokey deemed appropriate.

    In assessing the financial fairness of the Transaction to the Company, Houlihan Lokey: (i) analyzed the value of the Company implied by the Offer;
(ii) performed an independent valuation of the Company's wholly-owned subsidiaries Wood Wyant and IFC; (iii) valued the preferred stock of the Company and Wood Wyant; (iv) compared the Offer to Houlihan Lokey's independent valuation of the Company; and (v) considered certain strategic alternatives available to the Company.

    VALUATION OF WYANT.

    Houlihan Lokey completed an independent valuation of the Company using the market multiple, discounted cash flow and comparable transaction approaches. Each approach was performed for the Company's two operating subsidiaries, Wood Wyant and IFC.

                MARKET MULTIPLE APPROACH. The first approach, the market multiple approach involved the multiplication of revenue and cash flow measures by appropriate risk-adjusted multiples. Multiples were determined through an analysis of certain publicly traded companies, selected on the basis of operational and economic similarity with the principal business operations of Wood Wyant and IFC respectively. Revenue and cash flow multiples were calculated for the comparative companies based upon daily trading prices. A comparative risk analysis between each of Wood Wyant and IFC and their respective tier of public companies formed the basis for the selection of appropriate risk adjusted multiples for Wood Wyant and IFC. The risk analysis incorporated both quantitative and qualitative risk factors, which relate to, among other things, the nature of the industry in which Wood Wyant, IFC, and the other comparative companies were engaged.

    For purposes of its analysis, Houlihan Lokey selected four publicly traded distributor companies as comparable to Wood Wyant. The companies include
Avnet Inc., Daisytek International Corp., Handleman Co., and United Stationers.

    In addition, Houlihan Lokey selected seven publicly traded tissue and/or paper companies as comparable to IFC. The companies include Boise Cascade Corp., Chesapeake Corp., Ecolab, Fort James, Ivex Packaging Corp., Kimberly-Clark, and Tufco Tech Inc.

                DISCOUNTED CASH FLOW APPROACH. In the second approach, the discounted cash flow approach, pro forma projections prepared by the Company's management were utilized. The projected cash flows were analyzed on a "debt-free" basis (before cash payments to equity and interest-bearing debt investors) in order to develop a value indication for each of Wood Wyant and IFC. A provision for the value of each of Wood Wyant and IFC at the end of the forecast period, or terminal value, was also made. The present value of the interim cash flows and the terminal value was determined using a risk-adjusted rate of return or "discount rate." The discount rate, in turn, was developed through an analysis of rates of return on alternative investment opportunities on investments in companies with similar risk characteristics to each of Wood Wyant and IFC.

                COMPARABLE TRANSACTION APPROACH. The final approach, the comparable transaction approach, also involved multiples of revenue and cash flow. Multiples analyzed in this approach involved controlling interest transactions for companies with operations similar in some manner to either Wood Wyant's or IFC's operations. For Wood Wyant, Houlihan Lokey analyzed six transactions completed between 1997 and 2000. For IFC, Houlihan Lokey analyzed two transactions completed between 1998 and 1999.

    Houlihan Lokey also considered the impact of non-allocated corporate expenses. Houlihan Lokey informed the Board that based on these three approaches, and the consideration of non-allocated corporate expenses, Houlihan Lokey concluded that the value of the Company on a total enterprise value basis ("TEV") is reasonably stated in the range of $23.0 million to $26.5 million. After the addition of cash and subtraction of debt and the Class A, B and F preferred stocks, Houlihan Lokey concluded that the common equity value of the Company is reasonably stated in the range of $3.20 to $4.00 per share.

    FAIRNESS ANALYSIS.

    To determine the fairness of the Transaction to the Company from a financial point of view, Houlihan Lokey performed a two-part fairness analysis. The first part involved a comparison of the value of the Offer to Houlihan Lokey's independent valuation of the Company. The second part of the analysis involved a comparison of the control premium implied by the Offer to control premiums observed in transactions deemed to be comparable to the Transaction.

    For the first part of this analysis Houlihan Lokey noted that the Offer of $4.00 per Share was at the upper most end of Houlihan Lokey's valuation range of $3.20 to $4.00 per Share.

    For the second part of this analysis Houlihan Lokey analyzed the control premium implied by the Offer to control premiums observed in transactions deemed to be comparable to the Transaction. Houlihan Lokey considered the same transactions which were utilized as part of the comparable transaction approach. Houlihan Lokey observed that for the comparable transaction the one week control premiums ranged from a discount of 2.9% to a premium of 62.2% with a median of 35.1%. Houlihan Lokey noted that the one week control premium implied by the Offer made by the Purchaser herein is 68.4%.

    ASSESSMENT OF THE COMPANY'S STRATEGIC ALTERNATIVES TO THE TRANSACTION.

    In evaluating the fairness of the Transaction, from a financial point of view, Houlihan Lokey considered the expected value to Houlihan Lokey of completing the Transaction and certain alternatives to the Transaction. With regard to each alternative, Houlihan Lokey's analysis qualitatively considered the valuation implications to the Company, the probability of successfully completing the alternative, and the cost and time to implement. In assessing strategic alternatives available, Houlihan Lokey also considered the agreement of the Wyant Family to tender their Shares.

    For purposes of this analysis Houlihan Lokey considered the following strategic alternatives: (i) status quo; (ii) sale to another buyer; and
(iii) liquidation of the Company. Houlihan Lokey noted that of the strategic alternatives considered, the Transaction appears to provide the greatest value to the Company.

    Houlihan Lokey relied upon and assumed, without independent verification, that the financial forecasts and projections provided to them, and as adjusted based on their discussions with management, were reasonably prepared and reflected the best currently available estimates of the future financial results and condition of the Company, and that there had been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to them.

    Houlihan Lokey did not independently verify the accuracy and completeness of the information supplied to them with respect to the Company and does not assume any responsibility with respect to it. Houlihan Lokey has not made any independent appraisal of any of the properties or assets of the Company. Houlihan Lokey's opinion was necessarily based on business, economic, market and other conditions as they existed and could be evaluated by them at the date of the Fairness Opinion.

    Houlihan Lokey is a nationally recognized investment banking firm with special expertise in, among other things, valuing businesses and securities and rendering fairness opinions. Houlihan Lokey is continually engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, private placements of debt and equity, corporate reorganizations, employee stock ownership plans, corporate and other purposes. The Company selected Houlihan Lokey because of its experience and expertise in performing valuation and fairness analysis. Houlihan Lokey does not beneficially own nor has it ever beneficially owned any interest in the Company.

    FEES AND EXPENSES. Pursuant to an agreement dated May 22, 2000, Houlihan Lokey was retained by the Company to (i) prepare an independent valuation of the Company on a controlling interest basis, and (ii) render an opinion as to the fairness, from a financial point of view, to the Company as to the fairness of the Transaction. The Company has agreed to pay Houlihan Lokey total fees of $100,000 plus its reasonable out-of-pocket expenses incurred in connection with the rendering of a fairness opinion. The Company has further agreed to indemnify Houlihan Lokey against certain liabilities and expenses in connection with the rendering of its services.

PLANS FOR THE COMPANY

    Following completion of the Offer and the Merger, Parent intends to operate the Company as a subsidiary of Parent under the direction of Parent's management. Parent's principal reason for acquiring the Company is the strategic fit of the Company's operations with Parent's operations. Parent intends to continue to review the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and to consider what, if any, changes would be desirable in light of the circumstances then existing, and reserves the right to take such actions or effect such changes as it deems desirable. Such changes could include changes in the Company's corporate structure, operational headquarters, capitalization, management or dividend policy.

APPRAISAL RIGHTS

    The holders of Shares do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, holders of Shares at the Effective Time will have certain rights pursuant to the provisions of Sections 910 and 623 of the BCL (the "APPRAISAL PROVISIONS") to dissent and demand appraisal of their Shares. Under the Appraisal Provisions, dissenting stockholders who comply with the applicable statutory procedures will be entitled to demand payment of fair value for their stock. If a stockholder and the surviving corporation do not agree on such fair value, the stockholder will have the right to a judicial determination of fair value of such stockholder's Shares and to receive payment of such fair value in cash, together with any interest as determined by the court. Any such judicial determination of the fair value of Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Merger.

    The foregoing summary of the Appraisal Provisions does not purport to be complete and is qualified in its entirety by reference to the Appraisal Provisions, a copy of which are filed as Exhibit (f) to the Schedule TO. You should read the Appraisal Provisions in their entirety for a more complete description thereof. FAILURE TO FOLLOW THE STEPS REQUIRED BY THE APPRAISAL PROVISIONS FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

GOING PRIVATE TRANSACTIONS

    Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the Merger and the consideration offered to minority stockholders in the Merger be filed with the Commission and disclosed to stockholders prior to the consummation of the Merger.

13. DIVIDENDS AND DISTRIBUTIONS

    The Merger Agreement provides that during the period from the date of the Merger Agreement to the Effective Time, neither the Company nor any subsidiary shall declare, set aside, or pay any dividend or make any distribution on any shares of its capital stock, or redeem, purchase or otherwise acquire any shares of its capital stock or any option, warrant or other right to purchase or acquire any such shares, except for the required redemptions of and dividends on the various classes of Preferred Stock of Wood Wyant Inc., in accordance with the terms thereof.

14. CERTAIN CONDITIONS OF THE OFFER

    The Merger Agreement provides that the Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless any waiting periods under the HSR Act or the Competition Act (Canada) applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated.

    Notwithstanding any other provision of the Offer or the Merger or the Merger Agreement, Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including the foregoing Rule 14e-1(c), to pay for, any Shares not theretofore accepted for payment or paid for, and may terminate or amend the Offer as provided in the Merger Agreement, (A) with the consent of the Company, or (B) if at the expiration date of the Offer, in the case of paragraph (a) below, or at any time on or after the date of the Merger Agreement, and before the acceptance of such Shares for payment or the payment therefor (the "TENDER OFFER CLOSING"), in the case of paragraphs (b) through (h) below, any of the following conditions exist:

        (a) INJUNCTION. An injunction which prevents the acceptance for payment of, or payment for, any Shares shall have been issued and shall remain in effect.

        (b) ILLEGALITY. There shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Offer or the Merger by any United States or Canadian federal or state or provincial government or governmental agency or instrumentality or court, which would make the acceptance for payment of, or payment for, any Shares, or consummation of the Merger, illegal.

        (c) MATERIAL ADVERSE CHANGE. Between December 31, 1999 and the date of the Tender Offer Closing (the "TENDER OFFER CLOSING DATE"), there shall have been a material adverse change in the business or financial condition of the Company and its subsidiaries taken as a whole (a "MATERIAL ADVERSE EFFECT"), or the Company shall have failed to deliver to Parent a certificate, dated the Tender Offer Closing Date, certifying the absence of any such Material Adverse Effect.

        (d) FALSITY OF REPRESENTATIONS AND WARRANTIES. Any one or more of the representations and warranties of the Company contained in the Merger Agreement, including all Schedules and Exhibits delivered pursuant thereto, shall not be true and correct in all material respects on and as of any Tender Offer Closing Date with the same force and effect as though such representations and warranties had been made on and as of such Date, or, with respect to any representation or warranty contained in Sections 2.3 ("No Material Interest"), 2.4 ("The Company's and Each Subsidiary's Existence and Good Standing; Authority"), 2.6 ("Subsidiaries and Investments"), 2.7 ("SEC Reports; Financial Statements"), 2.8 ("No Competition Restrictions") or 2.9 ("No Litigation"), if not true and correct to such extent the particular facts and circumstances which shall render such representations or warranties no longer to be true and correct to such extent are not such as have resulted in a Material Adverse Effect, or the Company shall have failed to deliver to Parent a certificate, dated the Tender Offer Closing Date, certifying the absence of any such falsity.

        (e) NON-PERFORMANCE OF AGREEMENTS. Any one or more of the covenants and agreements of the Company to be performed on or before the Tender Offer Closing Date pursuant to the terms of the Merger Agreement shall not have been duly performed in all material respects, except where the failure of such performance shall not result in a Material Adverse Effect, or the Company shall have failed to deliver to Parent a certificate, dated the Tender Offer Closing Date, certifying the absence of any non-performance.

        (f) APPROVALS. Any one or more of the governmental or other consents and approvals necessary to permit the consummation of the transactions contemplated by the Merger Agreement shall not have been received, or applicable waiting periods shall not have run, or the Company shall have failed to deliver to Parent a certificate, dated the Tender Offer Closing Date, certifying the absence of such non-approval or consent.

        (g) PROCEEDINGS. Any one or more of the proceedings to be taken in connection with the transactions contemplated in the Merger Agreement and all documents incident thereto shall not be reasonably satisfactory in form and substance to Parent and its counsel, or Parent shall not have received copies of all such documents and other evidence as Parent or its counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

        (h) TERMINATION OF AGREEMENT. The Merger Agreement shall have been terminated in accordance with its terms or the Offer shall have been terminated with the consent of the Company.

    The foregoing conditions are for the sole benefit of Parent and may be asserted by Parent regardless of the circumstances giving rise to such condition or may be waived by Parent in whole or in part at any time and from time to time in its sole discretion. The failure by Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

15. CERTAIN LEGAL MATTERS

    Except as described in this Section 15, based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company and discussions of representatives of Parent with representatives of the Company, none of the Purchaser, Parent or the Company is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein or of any approval or other action by any governmental entity that would be required or desirable for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required or desirable, Parent and the Purchaser currently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws". While (except as otherwise expressly described in this Section 15) the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could, subject to the terms and conditions of the Merger Agreement, decline to accept for payment or pay for any Shares tendered. See Section 14 for a description of certain conditions to the Offer.

    STATE TAKEOVER LAWS. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in such states. In EDGAR V. MITE CORP., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS CORP.
V. DYNAMICS CORP. OF AMERICA, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, a number of U.S. federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

    Based on information supplied by the Company and the adoption and approval of the Merger Agreement and the approval of the Merger and the Offer by the Board of Directors of the Company, the Purchaser does not believe that any state takeover statutes or similar laws purport to apply to the Offer or the Merger. Neither the Purchaser nor Parent has currently complied with any state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, the Purchaser may not be obligated to accept payment or pay for any Shares tendered pursuant to the Offer. See Section 14.

ANTITRUST

    UNITED STATES ANTITRUST LAW. Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares under the Offer may be consummated after the expiration of a 15-calendar day waiting period commenced by the filing of a Notification and Report Form, which is required to be filed by Cascades as the ultimate parent entity of Parent, with respect to the Offer, unless Cascades receives a request for additional information or documentary material from the Antitrust Division of the Department of Justice or the Federal Trade Commission (the "FTC") or unless early termination of the waiting period is granted. Cascades has prepared and made such filing. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information from Parent concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Cascades with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Cascades. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. Expiration or termination of the applicable waiting period under the HSR Act is a condition to the Purchaser's obligation to accept for payment and pay for Shares tendered pursuant to the Offer.

    The Merger will not require an additional filing under the HSR Act if the Purchaser owns 50% or more of the outstanding Shares at the time of the Merger, which it is assured of doing under the Stock Purchase Agreement, or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated.

    The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's proposed acquisition of the Company. At any time before or after the Purchaser's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of the Company or its subsidiaries or Cascades or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

    CANADIAN ANTITRUST LAW. Under the Competition Act (Canada) (the "COMPETITION ACT"), certain transactions involving the acquisition of voting shares of a corporation that carries on an operating business in Canada require notification to the Commissioner of Competition at the Competition Bureau (the "COMMISSIONER"). If a transaction is subject to the notification requirement (a "NOTIFIABLE TRANSACTION"), notification must be made either on the basis of a short-form filing (with a fourteen (14) day waiting period) or a long-form filing (with a forty-two (42) day waiting period). The decision as to whether to make a short-form or long-form filing is at the discretion of the parties; however, if a short-form filing is made, the Commissioner may, within the 14 day waiting period, require that the parties make a long-form filing, thereby extending the waiting period for a further 42 days following receipt of the long-form filing.

    A Notifiable Transaction may not be completed until the applicable statutory waiting period has expired. However, the Commissioner's review of a Notifiable Transaction may take longer than the statutory waiting period. Upon completion of the Commissioner's review of a Notifiable Transaction, the Commissioner may decide to (i) challenge the Notifiable Transaction on the basis that it is likely to substantially lessen or prevent competition and ultimately seek an order of the Competition Tribunal enjoining or unwinding the Notifiable Transaction if the parties insist on proceeding with it without addressing the Commissioner's concerns; (ii) issue a "no-action letter" indicating that the Commissioner will not challenge the Notifiable Transaction at that time but retains the authority to do so for three years after completion of the Notifiable Transaction; or (iii) issue an advance ruling certificate ("ARC"). Where an ARC is issued and the Notifiable Transaction to which the ARC relates is substantially completed within one year after the ARC is issued, the Commissioner cannot seek an order of the Competition Tribunal enjoining or unwinding the Notifiable Transaction solely on the basis of information that is the same or substantially the same as the information on the basis of which the ARC was issued.

    Based on information provided by the Company, the Purchaser believes that the purchase and sale of the Shares pursuant to the Offer is a Notifiable Transaction, and Parent and the Purchaser have filed a short-form notification filing with the Commissioner on September 1, 2000, and the Company did so on September 5, 2000. The 14 day waiting period in which the Commissioner could require the parties to make a long-form filing expires on September 19, 2000. The obligations of the Purchaser and the Company to consummate the Offer and the Merger are subject to the condition that the applicable waiting period under the Competition Act shall have expired.

    OTHER FOREIGN ANTITRUST LAWS. Based on information provided by the Company, the Purchaser does not believe that the antitrust laws of nations other than the United States and Canada are applicable to the Offer and the Merger. However, there can be no assurance that a challenge to the Offer under these foreign laws on competition or other grounds will not be made or, if such a challenge is made, of the result thereof.

16. FEES AND EXPENSES

    Parent and the Purchaser have retained MacKenzie Partners, Inc. to act as the Information Agent and Harris Trust Company of New York to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities and expenses under the U.S. federal securities laws.

    Neither the Purchaser nor Parent will pay any fees or commissions to any broker or dealer or other person in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks, trust companies and other members will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17. MISCELLANEOUS

    The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

    WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR PARENT NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, YOU MUST NOT RELY UPON SUCH INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED.

    Parent and the Purchaser have filed with the Commission the Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits, setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in
Section 8 (except that such material will not be available at the regional offices of the Commission).

                                          PERKINS ACQUISITION CORP.

September 8, 2000

                                   SCHEDULE I

      EXECUTIVE OFFICERS AND DIRECTORS OF PERKINS PAPERS LTD. ("PARENT"),
           PERKINS ACQUISITION CORP. ("PURCHASER") AND CASCADES INC.

    1. EXECUTIVE OFFICERS AND DIRECTORS OF PARENT. The name, citizenship, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the executive officers and directors of Parent are set forth below. Unless otherwise indicated, all occupations, positions, offices or employment were with Parent. Unless otherwise indicated, all occupations, positions, offices or employment were held during the last five years.

                                                                      PRESENT PRINCIPAL OCCUPATION
                                                                        MATERIAL POSITIONS HELD
NAME                                  PRESENT BUSINESS ADDRESS         DURING THE PAST FIVE YEARS     CITIZENSHIP
----                              --------------------------------  --------------------------------  -----------
EXECUTIVE OFFICERS

Suzanne Blanchet................  Perkins Papers Ltd.               President and Chief Executive     Canadian
                                  77 Marie Victorin                 Officer since April 1997;
                                  Candiac, Quebec                   Executive Vice President prior
                                  J5R 1C3                           thereto.
                                  Canada

Laurent Lemaire.................  Cascades Inc.                     Chairman of the Board;            Canadian
                                  404 Marie Victorin                President and Chief Executive
                                  Kingsey Falls                     Officer from August 1995 to
                                  Quebec, J0A 1B0                   April 1997; President and Chief
                                  Canada                            Executive Officer,
                                                                    Cascades Inc.

Michele Beauchamp...............  Cascades Inc.                     Corporate Secretary and Legal     Canadian
                                  772 Sherbrooke St. West           Counsel since April 1999;
                                  Montreal, Quebec                  Legal Counsel, Cascades Inc.,
                                  H3A 1G1                           since June 1996;
                                  Canada                            Member of the law firm
                                                                    Desjardins Ducharme Stein Monast
                                                                    prior thereto.

Robert F. Hall..................  Cascades Inc.                     Assistant Corporate Secretary     Canadian
                                  404 Marie Victorin                since April 1999 and Corporate
                                  Kingsey Falls                     Secretary prior thereto;
                                  Quebec, J0A 1B0                   Vice President, Legal Affairs
                                  Canada                            and Corporate Secretary,
                                                                    Cascades Inc.

Matt DelVecchio.................  Perkins Papers Ltd.               Vice President, Sales and         Canadian
                                  77 Marie Victorin                 Marketing, Commercial and
                                  Candiac, Quebec                   Industrial Market, since
                                  J5R 1C3                           March 1999;
                                  Canada                            Vice President, Sales and
                                                                    Marketing, Fireco Inc., from
                                                                    1997 to 1999;
                                                                    Vice President and owner of
                                                                    Dominmarc Inc. in 1995 and 1996.

                                                                      PRESENT PRINCIPAL OCCUPATION
                                                                        MATERIAL POSITIONS HELD
NAME                                  PRESENT BUSINESS ADDRESS         DURING THE PAST FIVE YEARS     CITIZENSHIP
----                              --------------------------------  --------------------------------  -----------
Tony Clark......................  48 N. Dexter Drive                Successively Sales Manager; Vice  Canadian/
                                  Basking Ridge NJ 07920            President, Sales and Marketing,    American
                                  U.S.A.                            Retail Market; and Vice
                                                                    President, Sales and Marketing,
                                                                    Retail Market, United States,
                                                                    since January 1998;
                                                                    President of Vision Sales Inc.
                                                                    prior thereto.

Yvon Jacques....................  Perkins Papers Ltd.               Corporate Controller since April  Canadian
                                  77 Marie Victorin                 1997;
                                  Candiac, Quebec                   Projects Manager, Cooperative
                                  J5R 1C3                           Federee de Quebec, from June
                                  Canada                            1996 to April 1997;
                                                                    Controller, Groupe Paul Masson
                                                                    Inc. prior thereto.

DIRECTORS

Suzanne Blanchet................  Perkins Papers Ltd.               President and Chief Executive     Canadian
                                  77 Marie Victorin                 Officer since April 1997;
                                  Candiac, Quebec                   Executive Vice President prior
                                  J5R 1C3                           thereto.
                                  Canada

Laurent Lemaire.................  Cascades Inc.                     Chairman of the Board; President  Canadian
                                  404 Marie Victorin                and Chief Executive Officer from
                                  Kingsey Falls                     August 1995 to April 1997;
                                  Quebec, J0A 1B0                   President and Chief Executive
                                  Canada                            Officer, Cascades Inc.

Alain Lemaire...................  Cascades Inc.                     Executive Vice President,         Canadian
                                  404 Marie Victorin                Cascades Inc.; President and
                                  Kingsey Falls                     Chief Executive Officer,
                                  Quebec, J0A 1B0                   Norampac Inc.*, since December
                                  Canada                            1997; Chairman of the Board,
                                                                    Rolland Inc.*, since April 1997;
                                                                    President and Chief Executive
                                                                    Officer, Rolland Inc.*, from
                                                                    1992 to April 1997.

Bernard Lemaire.................  Cascades Inc.                     Chairman of the Board, Cascades   Canadian
                                  404 Marie Victorin                Inc.; Chairman of the Board and
                                  Kingsey Falls                     Chief Executive Officer, Boralex
                                  Quebec, J0A 1B0                   Inc.*, since February 2000;
                                  Canada                            Chairman of the Board and
                                                                    President and Chief Executive
                                                                    Officer, Boralex Inc.*, from
                                                                    December 1995 to February 2000.

Germain P. Lecours..............  Saint-Aix, Groupe Conseil         Senior Partner of Saint-Aix,      Canadian
                                  1010 Sherbrooke Str West          Groupe Conseil.
                                  Suite 2200
                                  Montreal, Quebec
                                  H3A 2R7
                                  Canada

                                                                      PRESENT PRINCIPAL OCCUPATION
                                                                        MATERIAL POSITIONS HELD
NAME                                  PRESENT BUSINESS ADDRESS         DURING THE PAST FIVE YEARS     CITIZENSHIP
----                              --------------------------------  --------------------------------  -----------
Robert P. Kanee.................  Cole and Partners                 Senior Counsel of Cole and        Canadian
                                  80 Richmond Street                Partners since October 1999;
                                  Suite 2000                        Vice President, Abitibi-
                                  Toronto, Ontario                  Consolidated Inc. prior thereto.
                                  M5H 2A4
                                  Canada

Yves Seguin.....................  BMO Harris Private Banking        Vice President and Head of BMO    Canadian
                                  630 Blvd. Rene-Levesque W.        Harris Private Banking, Quebec,
                                  Montreal,                         since June 2000; Vice President,
                                  Quebec                            Private Bank, Quebec, Executive
                                  H3B 1S6                           Vice President and Executive
                                  Canada                            Advisor to the President,
                                                                    Quebec, Bank of Montreal Group
                                                                    of Companies, from September
                                                                    1999 to June 2000;
                                                                    Vice President, Business
                                                                    Development, Jones Heward
                                                                    Investment Management Inc. from
                                                                    February to September 1999;
                                                                    Delegate for Canadian Affairs
                                                                    prior thereto.

    2. EXECUTIVE OFFICERS AND DIRECTORS OF THE PURCHASER. The name, citizenship, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the executive officers and directors of the Purchaser are indicated below. Each executive officer and director is a citizen of Canada. The business address of each such executive officer and director is Perkins Acquisition Corp. in care of Perkins Papers Ltd., 77, Marie-Victorin Boulevard, Candiac, Quebec, J5R 1C3 Canada.

                                                    PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME, POSITION WITH PURCHASER                    MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
-----------------------------               ------------------------------------------------------------
Suzanne Blanchet..........................  (see above information)
President and Director

Laurent Lemaire...........................  (see above information)
Director

Michele Beauchamp.........................  (see above information)
Secretary

    3. EXECUTIVE OFFICERS AND DIRECTORS OF CASCADES INC. The name, citizenship, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the executive officers and directors of Cascades Inc. are set forth below. Unless otherwise indicated, all occupations, positions, offices or employments were with Cascades Inc. Unless otherwise indicated, all occupations, positions, offices or employment were held during the last five years.

                                                                      PRESENT PRINCIPAL OCCUPATION
                                                                        MATERIAL POSITIONS HELD
NAME                                  PRESENT BUSINESS ADDRESS         DURING THE PAST FIVE YEARS     CITIZENSHIP
----                              --------------------------------  --------------------------------  -----------
EXECUTIVE OFFICERS

Bernard Lemaire.................  Cascades Inc.                     Chairman of the Board;            Canadian
                                  404 Marie Victorin                Chairman of the Board and Chief
                                  Kingsey Falls                     Executive Officer, Boralex
                                  Quebec, J0A 1B0                   Inc.*, since February 2000;
                                  Canada                            Chairman of the Board and
                                                                    President and Chief Executive
                                                                    Officer, Boralex Inc.*, from
                                                                    December 1995 to February 2000.

Laurent Lemaire.................  Cascades Inc.                     President and Chief Executive     Canadian
                                  404 Marie Victorin                Officer; Chairman of the Board,
                                  Kingsey Falls                     Perkins Papers Ltd.*, since
                                  Quebec, J0A 1B0                   April 1997; President and Chief
                                  Canada                            Executive Officer, Perkins
                                                                    Papers Ltd.* from August 1995 to
                                                                    April 1997.

Alain Lemaire...................  Cascades Inc.                     Executive Vice President;         Canadian
                                  404 Marie Victorin                President and Chief Executive
                                  Kingsey Falls                     Officer, Norampac Inc.*, since
                                  Quebec, J0A 1B0                   December 1997; Chairman of the
                                  Canada                            Board, Rolland Inc.*, since
                                                                    April 1997;
                                                                    President and Chief Executive
                                                                    Officer, Rolland Inc.*, from
                                                                    1992 to April 1997.

Robert F. Hall..................  Cascades Inc.                     Vice President, Legal Affairs     Canadian
                                  404 Marie Victorin                and Corporate Secretary.
                                  Kingsey Falls
                                  Quebec, J0A 1B0
                                  Canada

Andre Belzile...................  Cascades Inc.                     Vice President and Chief          Canadian
                                  404 Marie Victorin                Financial Officer.
                                  Kingsey Falls
                                  Quebec, J0A 1B0
                                  Canada

Norman Boisvert.................  Cascades Inc.                     Vice President, Administration.   Canadian
                                  404 Marie Victorin
                                  Kingsey Falls
                                  Quebec, J0A 1B0
                                  Canada

Claude Cossette.................  Cascades Inc.                     Vice President, Human Resources   Canadian
                                  404 Marie Victorin                since March 1998;
                                  Kingsey Falls                     Plant Manager from 1996 to 1998
                                  Quebec, J0A 1B0                   and Training Coordinator prior
                                  Canada                            thereto.

                                                                      PRESENT PRINCIPAL OCCUPATION
                                                                        MATERIAL POSITIONS HELD
NAME                                  PRESENT BUSINESS ADDRESS         DURING THE PAST FIVE YEARS     CITIZENSHIP
----                              --------------------------------  --------------------------------  -----------
Jean-Luc Bellemare..............  Cascades Inc.                     Vice president, Information       Canadian
                                  404 Marie Victorin                Technologies since April 1999;
                                  Kingsey Falls                     General Manager, Autobus Thomas
                                  Quebec, J0A 1B0                   Inc. from 1998 to April 1999;
                                  Canada                            Executive Vice President and
                                                                    General Manager, Groupe Sodisco
                                                                    Howden prior thereto.

Mario Plourde...................  Cascades Inc.                     President and Chief Executive     Canadian
                                  404 Marie Victorin                Officer, Specialty Products,
                                  Kingsey Falls                     since May 2000;
                                  Quebec, J0A 1B0                   Vice President and Chief
                                  Canada                            Operating Officer, Specialty
                                                                    Products, from 1997 to May 2000;
                                                                    General Manager of the Plastic
                                                                    Group prior thereto.

Alain Ducharme..................  Cascades Inc.                     Corporate Vice President since    Canadian
                                  404 Marie Victorin                June 1997;
                                  Kingsey Falls                     Vice President Administration,
                                  Quebec, J0A 1B0                   Norampac Inc.* from January 1998
                                  Canada                            to December 1999;
                                                                    Executive Vice President,
                                                                    Rolland Inc.* and General
                                                                    Manager, Moulded Pulp Group,
                                                                    Cascades Inc. from June 1995 to
                                                                    June 1996.

DIRECTORS

Bernard Lemaire.................  Cascades Inc.                     Chairman of the Board;            Canadian
                                  404 Marie Victorin                Chairman of the Board and Chief
                                  Kingsey Falls                     Executive Officer, Boralex
                                  Quebec, J0A 1B0                   Inc.*, since January 2000;
                                  Canada                            Chairman of the Board and
                                                                    President and Chief Executive
                                                                    Officer, Boralex Inc.*, from
                                                                    December 1995 to February 2000.

Laurent Lemaire.................  Cascades Inc.                     President and Chief Executive     Canadian
                                  404 Marie Victorin                Officer;
                                  Kingsey Falls                     Chairman of the Board, Perkins
                                  Quebec, J0A 1B0                   Papers Ltd.* since April 1997;
                                  Canada                            President and Chief Executive
                                                                    Officer, Perkins Papers Ltd.
                                                                    from August 1995 to April 1997.

Alain Lemaire...................  404 Marie Victorin                Executive Vice President;         Canadian
                                  Kingsey Falls                     President and Chief Executive
                                  Quebec, J0A 1B0                   Officer, Norampac Inc.*, since
                                  Canada                            December 1997;
                                                                    Chairman of the Board, Rolland
                                                                    Inc.*, since April 1997;
                                                                    President and Chief Executive
                                                                    Officer, Rolland Inc.*, from
                                                                    1992 to April 1997.

                                                                      PRESENT PRINCIPAL OCCUPATION
                                                                        MATERIAL POSITIONS HELD
NAME                                  PRESENT BUSINESS ADDRESS         DURING THE PAST FIVE YEARS     CITIZENSHIP
----                              --------------------------------  --------------------------------  -----------
Andre Belzile...................  Cascades Inc.                     Vice President and Chief          Canadian
                                  404 Marie Victorin                Financial Officer.
                                  Kingsey Falls
                                  Quebec, J0A 1B0
                                  Canada

Norman Boisvert.................  Cascades Inc.                     Vice President, Administration.   Canadian
                                  404 Marie Victorin
                                  Kingsey Falls
                                  Quebec, J0A 1B0
                                  Canada

Martin P. Pelletier.............  Rolland Inc.                      President and Chief Executive     Canadian
                                  2 Rolland Avenue                  Officer, Rolland Inc.*, since
                                  St. Jerome, Quebec                April 2000;
                                  J7Z 5S1                           Vice President and Chief
                                  Canada                            Operating Officer --
                                                                    Containerboard, Norampac Inc.*
                                                                    from January 1998 to April 2000;
                                                                    Vice President and Chief
                                                                    Operating Officer --
                                                                    Containerboard, Cascades Inc.
                                                                    prior thereto.

Elise Pelletier.................  Norampac Inc.                     Vice President, Management and    Canadian
                                  752 Sherbrooke St. West           Human Resources, Norampac Inc.,
                                  Montreal,                         since January 1998;
                                  Quebec                            Vice President, Human Resources,
                                  H3A 1G1                           Cascades Inc. prior thereto.
                                  Canada

Paul R. Bannerman...............  Etcan International Inc.          Chairman of the Board, Etcan      Canadian
                                  772 Sherbrooke St. West           International Inc.
                                  2nd Floor
                                  Montreal, Quebec
                                  H3A 1G1
                                  Canada

Jacques Aubert..................  799 Principale St.                President and Chairman of the     Canadian
                                  Ham Nord, Quebec                  Board and Chief Executive
                                  G0P 1A0                           Officer, Junex Inc., since 1998;
                                  Canada                            Vice President, SOQUIP Inc.,
                                                                    from 1997 to 1998;
                                                                    Independent Contractor prior
                                                                    thereto.

Simon L'Heureux.................  875 Holland St., #402             Retired.                          Canadian
                                  Quebec, Quebec
                                  G1S 4W2
                                  Canada

Andre Desaulniers...............  La Massana Parc                   Retired. Director of Paperboard   Canadian
                                  Edifici Windsor, #3               Industries International Inc.*
                                  Andorra
                                  Europe

Paul Pelletier..................  280 Place Carillon                Consultant.                       Canadian
                                  Sherbrooke, Quebec
                                  J1J 2L4
                                  Canada

                                                                      PRESENT PRINCIPAL OCCUPATION
                                                                        MATERIAL POSITIONS HELD
NAME                                  PRESENT BUSINESS ADDRESS         DURING THE PAST FIVE YEARS     CITIZENSHIP
----                              --------------------------------  --------------------------------  -----------
Louis Garneau...................  Louis Garneau Sports Inc.         President of Louis Garneau        Canadian
                                  30, des Grands-Lacs St.           Sports Inc.
                                  St-Augustin-de-Desmaures
                                  Quebec, G3A 2E6
                                  Canada

Sylvie Lemaire..................  Fempro Inc.                       President and General Manager of  Canadian
                                  734 Farrell Street                Fempro Inc. since 2000;
                                  Drummondville, Quebec             Vice President and General
                                  J2C 5X3                           Manager of Fempro Inc. from 1996
                                  Canada                            to 2000;
                                                                    President of Inovi Recyclage
                                                                    Inc. prior thereto

------------------------------

*   Affiliate of Cascades Inc.

    Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder's broker, dealer, bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        THE DEPOSITARY FOR THE OFFER IS:

                        HARRIS TRUST COMPANY OF NEW YORK

        BY HAND OR OVERNIGHT COURIER:                            BY MAIL:
      Harris Trust Company of New York               Harris Trust Company of New York
              Wall Street Plaza                             Wall Street Station
         88 Pine Street--19th Floor                            P.O. Box 1023
             New York, NY 10005                           New York, NY 10268-1023

      FOR INFORMATION (AND TO CONFIRM RECEIPT OF FACSIMILE TRANSMISSION):
                                 (212) 701-7624

               BY FACSIMILE TRANSMISSION (CONFIRM BY TELEPHONE):
                                 (212) 701-7636

    Questions and requests for assistance may be directed to the Information Agent at its telephone number and address listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or any other tender offer materials may be obtained from the Information Agent. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                                     [LOGO]

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)
                      E-mail: proxy@mackenziepartners.com
                                       or
                         CALL TOLL FREE (800) 322-2885